UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C., 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

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ESCO TECHNOLOGIES INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF THE ANNUAL MEETING OF

THE STOCKHOLDERS OF

ESCO TECHNOLOGIES INC.

St. Louis, Missouri

December 21, 2011

TO THE STOCKHOLDERS OF

ESCO TECHNOLOGIES INC.:

The Annual Meeting of the Stockholders of ESCO Technologies Inc. will be held at the headquarters of ETS-Lindgren L.P., a subsidiary of the Company, located at 1301 Arrow Point Drive, Cedar Park, Texas 78613-6936, on Thursday, February 2, 2012, commencing at 9:30 A.M. central time, at which meeting only holders of record of the Company’s common stock at the close of business on December 2, 2011 will be entitled to vote, for the following purposes:

1. To elect as directors the two nominees named in the attached proxy statement, to serve for a term expiring in 2015;

2. To vote on a proposal to ratify the Company’s appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2012;

3. To cast an advisory vote on executive compensation; and

4. To transact such other and further business, if any, as lawfully may be brought before the meeting and any adjournment or postponement thereof.

The Company has mailed to Stockholders a separate notice (dated December 21, 2011) of Internet availability of the proxy materials containing instructions on how to access the proxy materials and vote electronically via the Internet, by phone, by mail or in person. A paper or e-mail copy of the proxy materials may be requested using one of the methods described in that separate notice.

ESCO TECHNOLOGIES INC.

BY

        Chairman, Chief Executive

        Officer and President

Secretary

Even though you may plan to attend the meeting in person, please vote electronically via the Internet or by telephone (toll-free 1-866-265-2401), or, if you requested paper or e-mail copies of the proxy materials, please complete, sign, date and return the proxy card.

ESCO TECHNOLOGIES INC.

9900A Clayton Road, St. Louis, Missouri 63124

PROXY STATEMENT

FOR THE ANNUAL MEETING OF THE STOCKHOLDERS TO BE HELD FEBRUARY 2, 2012

This proxy statement is furnished to the holders of all of the issued and outstanding shares of common stock (the “Common Shares”) of ESCO Technologies Inc. (the “Company”) in connection with the solicitation of proxies for use in connection with the Company’s 2012 Annual Meeting of the Stockholders, and all adjournments thereof, for the purposes set forth in the accompanying Notice of the Annual Meeting of the Stockholders. Such holders are hereinafter referred to as the “Stockholders”. The Annual Meeting will be held at the headquarters of ETS-Lindgren L.P., a subsidiary of the Company, located at 1301 Arrow Point Drive, Cedar Park, Texas 78615-6936, on Thursday, February 2, 2012, at 9:30 A.M. central time. The Company is first providing access to these proxy materials, including the form of proxy, to Stockholders on or about December 21, 2011.

Whether or not you expect to be present in person at the meeting, please submit your vote in advance using one of the voting methods described in the separate notice sent to all Stockholders and dated December 21, 2011. In voting, you have several choices:

•	You may vote on each proposal, in which case the Common Shares will be voted in accordance with your choices.

•	You may, when appropriate, indicate a preference to abstain on any proposal, which will have the effect described in “VOTING” on page 36.

•

You may return a properly executed proxy form without indicating your preferences, in which case the proxies will vote the Common Shares as follows: (1) FOR election of the directors nominated by the Board of Directors, (2) FOR the proposal to ratify the Company’s appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2012, (3) FOR the advisory approval of the executive compensation as disclosed in this proxy statement, and (4) in the proxy holder’s discretion on such other business as may properly come before the meeting.

Any person giving such proxy has the right to revoke it at any time before it is voted by giving written notice of revocation to the Secretary of the Company, by duly executing and delivering a proxy bearing a later date, or by attending the Annual Meeting and casting a contrary vote in person.

The close of business on December 2, 2011 was fixed as the record date for the determination of the Stockholders entitled to vote at the Annual Meeting of the Stockholders. As of the record date, 26,676,284 Common Shares were outstanding and entitled to be voted at such meeting. The Stockholders will be entitled to cast one vote for each Common Share held of record on the record date. There is no cumulative voting with respect to the election of directors.

A copy of the Company’s Annual Report to Stockholders for the fiscal year ended September 30, 2011 is available for review at www.escotechnologies.com.

The solicitation of this proxy is made by the Board of Directors of the Company. The solicitation will be by mail and via the Internet, and the expense thereof will be paid by the Company. Proxies may also be solicited by telephone, e-mail or telefax by directors, officers or regular employees of the Company.

I.    ELECTION OF DIRECTORS

The Board of Directors unanimously recommends a vote FOR election of J.M. McConnell and D.C. Trauscht, the two nominees for Directors listed below.

Nominees and Continuing Directors

The Company’s Bylaws provide that the number of directors shall not be less than three nor greater than ten, and shall be determined from time to time by majority vote of the Board of Directors. In accordance with the Bylaws, the Board of Directors has fixed the number of directors at seven. Currently, there is a total of seven directors. The Board is divided into three classes, with the terms of office of each class ending in successive years. Two directors of the Company are nominated to be elected for terms expiring at the Annual Meeting in 2015, or until their respective successors have been elected and have been qualified. Certain information with respect to the nominees for election as directors proposed by the Board of Directors and the other directors whose terms of office as directors will continue after the Annual Meeting is set forth below, including directorships held by each nominee at other public companies during the last five years and information regarding each nominee’s specific experience, qualifications, attributes and skills that has led the Board to conclude that such nominee should serve as a Director. Should any one or more of the nominees be unable or unwilling to serve (which is not expected), the proxies (except proxies marked to the contrary) will be voted for such other person or persons as the Board of Directors of the Company may recommend. Proxies cannot be voted for more than two nominees.

NOMINEES FOR TERMS ENDING IN 2015

J.M. McConnell, Age 70	Served as Director since 1996

Principal Occupation:    Retired Chief Executive Officer, Instron Corporation.

Business Experience:    Mr. McConnell served as President and Chief Executive Officer of Instron Corporation, a leading supplier of scientific instruments, from 1990 until his retirement in 2002. Prior to joining Instron, Mr. McConnell served as the President and Chief Executive Officer of Emerson Electric Co. Automatic Switch Div., President and Chief Operating Officer of Rosemount Division of Emerson Electric Co. and as Group Vice President of Emerson Electric Co.

Public Company Directorships:    Mr. McConnell currently serves on the Board of the Company and Warren Resources, Inc., an independent energy company engaged in the exploration and development of domestic onshore oil and natural gas reserves, where he serves as a member of the Audit Committee. Mr. McConnell previously served as a member of the Board of Directors of Duracraft Corporation where he was a member of the Audit and Compensation Committees.

Other Experience and Education:    Mr. McConnell served on the regional advisory board of BayBanks, Inc. and the Parents Advisory Board of Bucknell University. Mr. McConnell earned a Bachelor of Arts degree from the University of Texas at Austin in mathematics and physics in 1964.

Reasons for Board Membership:    Mr. McConnell brings to the Board of Directors significant experience in the areas of acquisitions and divestures, international manufacturing and distribution, application-specific software programs, and domestic and international technology transfer transactions, all of which have enabled him to provide valuable advice and direction to the Company in those areas.

D.C. Trauscht, Age 78	Served as Director since 1991

Principal Occupation:    Chairman, BW Capital Corporation.

Business Experience:    Mr. Trauscht currently serves as Chairman of BW Capital Corporation, a private investment company. He formerly served as Chairman, President, and Chief Executive Officer, Borg Warner Corporation; President, Langevin Company; and President, Scientific Management Corp.

Public Company Directorships:    Mr. Trauscht currently serves on the Boards of the Company and Scorpio Tankers Inc., a world-wide provider of marine transportation of petroleum products where he serves as Lead Director, Chairman of the Governance and Compensation Committees and a member of the Audit Committee. Mr. Trauscht previously served on the Board of Directors of a number of publicly-traded companies, including Baker Hughes Inc.; Borg Warner Corporation; Blue Bird Corporation; Cordant Technologies Inc.; Wynn International Inc.; IES Corporation; IMO Industries Inc.; and OMI Corporation as well as serving as Chairman of a number of Board Committees of these companies, including Compensation, Finance, Governance and Audit.

Other Experience:    Mr. Trauscht currently serves on the Board of Directors of Bourns Inc., a manufacturer and supplier of sophisticated electronic components, and previously served on the Board of Directors of Global Motor Sports Group Inc. Mr. Trauscht has served as Trustee of a number of civic, professional and charitable organizations including the Oak Brook, Illinois School District; Illinois Literacy Foundation; and the Museum of Science and Industry in Chicago, Illinois.

Reasons for Board Membership:    Mr. Trauscht’s service as Chief Executive Officer of Borg Warner Corporation as well as his extensive experience as a Board Member and Committee Chair at a number of publicly-held companies has enabled him to provide valuable advice and direction to the Company in all areas, particularly those involving corporate governance, acquisitions, divestitures and capital spending. His background and experience makes Mr. Trauscht uniquely qualified to discharge his duties as the Company’s Lead Director.

TO CONTINUE IN OFFICE UNTIL 2013

V.L. Richey, Jr., Age 54	Served as Director since 2002

Principal Occupation:    Chairman, Chief Executive Officer and President of the Company.

Business Experience:    Mr. Richey joined the Company in 1990 and has served in a number of positions including Vice President of Sales and Marketing for one of the Company’s divisions; Vice President of Administration; Vice President responsible for the Company’s Communications and Test segments; and President and Chief Operating Officer prior to becoming Chairman of the Board of Directors and Chief Executive Officer in 2003.

Public Company Directorships:    Currently, Mr. Richey serves on the Board of the Company and Nordson Corporation, a leader in precision dispensing equipment for applying industrial liquid and powder coatings, adhesives, and sealants to numerous consumer and industrial products during manufacturing operations, where he serves as a member of the Audit and Finance Committee.

Other Experience and Education:    Prior to joining the Company, Mr. Richey was employed by Emerson Electric Co. as Assistant to the President, Electronics and Space Division, and served in the United States Army as a Military Intelligence Officer. Mr. Richey has a Bachelor of Arts degree from Western Kentucky University and a Masters in Business Administration degree from Washington University in St. Louis, Missouri.

Reasons for Board Membership:    Mr. Richey’s broad range of ever-increasing responsibilities with the Company and his long service make him uniquely qualified to provide the Board of Directors with valuable insights into the Company, its strengths and weaknesses and its employees.

J.M. Stolze, Age 68	Served as Director since 1999

Principal Occupation:    Retired Vice President and Chief Financial Officer, Stereotaxis, Inc.

Business Experience:    Mr. Stolze served as Vice President and Chief Financial Officer, Stereotaxis, Inc., a manufacturer of medical instruments, from May 2004 until his retirement in December 2009. Previously, Mr. Stolze served as Executive Vice President and Chief Financial Officer, MEMC Electronic Materials Inc. and prior thereto as Audit Partner for KPMG LLP.

Public Company Directorships:    Currently, Mr. Stolze serves on the Board of the Company.

Other Experience and Education:    Mr. Stolze is a member of the Board of Directors and Chairman of the Audit Committee, ISTO Technologies, Inc., an orthobiologics company; and a member of the Board of Trustees and member of the Facilities and Real Estate Committee, Maryville University, St. Louis, Missouri. Mr. Stolze received a Bachelor of Science degree in Mechanical Engineering from the University of Notre Dame and a Masters in Business Administration degree from the University of Michigan. He holds a Certified Public Accountant (CPA) license from the State of Missouri.

Reasons for Board Membership:    Mr. Stolze’s experience in the accounting profession as well as his experience in corporate finance and treasury matters and domestic and foreign manufacturing has enabled Mr. Stolze to provide valuable advice and direction. As Chairman of the Audit and Finance Committee of the Company’s Board of Directors and its designated financial expert, Mr. Stolze adds significant value to the Company’s goals of maintaining a strong balance sheet and fulfilling its financial reporting obligations, accurately and transparently.

TO CONTINUE IN OFFICE UNTIL 2014

G.E. Muenster, Age 52	Served as Director since 2011

Principal Occupation:    Executive Vice President and Chief Financial Officer of the Company.

Business Experience:    Mr. Muenster has served in a number of senior financial management positions with increasing responsibilities over the past 20 years with the Company before becoming Vice President and Chief Financial Officer in 2003 and Executive Vice President and Chief Financial Officer in 2008.

Public Company Directorships:    Mr. Muenster serves on the Company’s Board.

Education:    Mr. Muenster received a Bachelor of Science degree in Accounting from St. Louis University. In addition, Mr. Muenster holds a CPA license from the State of Missouri.

Other Experience:    Prior to joining the Company, Mr. Muenster was employed by one of the world’s largest international certified public accounting firms, KPMG LLP. In this role, Mr. Muenster served as Client Manager, auditing and providing financial, accounting and Securities and Exchange Commission (SEC) compliance services to several of St. Louis’ largest publicly-traded global manufacturing companies, including Emerson Electric Co.

Reasons for Board Membership:    Mr. Muenster’s broad range of financial and operational responsibilities with the Company and his long service make him uniquely qualified to provide the Board of Directors with valuable insights into the Company, helping to identify its strengths and weaknesses, and identifying and directing key managers and other critical employees.

L.W. Solley, Age 69	Served as Director since 1999

Principal Occupation:    Retired Executive Vice President, Emerson Electric Co.

Business Experience:    Mr. Solley served as Executive Vice President of Emerson Electric Co., a technology and engineering provider of network power, process management, industrial automation, climate technologies, and appliance and tool solutions with more than 250 domestic and international manufacturing locations. He was responsible for product line acquisitions, their worldwide integration into the core business units of Emerson and for development of new international manufacturing facilities. Previously Mr. Solley served as Chairman, President and Chief Executive Officer of Fisher Controls International Inc. Prior to becoming Chairman, President and Chief Executive Officer of Fisher Controls, he held a number of other positions including Vice President Strategic Planning, Vice President Marketing and Sales, and Group Vice President. Fisher Controls was acquired by Emerson Electric in 1992. Prior to his positions at Emerson Electric and Fisher Controls, Mr. Solley held a number of engineering and manufacturing positions within Monsanto Agricultural Chemical Company.

Public Company Directorships:    Currently, Mr. Solley serves on the Board of the Company.

Other Experience and Education:    Mr. Solley currently serves on the Board of Directors of Bourns Inc., a manufacturer and supplier of sophisticated electronic components. He received a Bachelor of Science in Chemical Engineering from Louisiana Tech University and engaged in post graduate studies at Loyola University in New Orleans and Institut Européen d’Administration des Affaires (INSEAD) in Fountainbleu, France. He has also served as President and Chairman of the Valve Manufacturers Association.

Reasons for Board Membership:    Mr. Solley’s experience in acquisitions, international executive management, strategic planning and in sales and marketing with Emerson Electric and Fisher Controls, both large, complex, multinational corporations, as well as his engineering and domestic and foreign manufacturing experience has enabled him to provide valuable insight to Board deliberations and valuable guidance to the Company.

J.D. Woods, Age 80	Served as Director since 2001

Principal Occupation:    Chairman Emeritus and retired Chairman of the Board, President and Chief Executive Officer, Baker Hughes Incorporated.

Business Experience:    Mr. Woods served as Chief Executive Officer of Baker Hughes from April 1987 until January 1997, and from January 1989 until January 1997 also served as Chairman. In 1987, Mr. Woods was the driving force behind the merger of the two largest companies serving the oil service industry, Baker International and Hughes Tool Company, resulting in the creation of Baker Hughes Incorporated, a leading supplier of oilfield equipment and services. Prior to becoming Chairman and CEO of Baker Hughes, he held a number of other positions including President, Executive Vice President and Group President, Division President and VP of Finance.

Public Company Directorships:    Currently, Mr. Woods serves on the Boards of the Company and Complete Production Services, Inc., a leading oilfield service provider where he serves as a member of the Audit, Compensation, and Nominating and Governance Committees. Previously, Mr. Woods served as a member of the Boards of Directors of National Oilwell Varco, OMI Corporation, Kroger Co., USEC Inc., Foster Wheeler AG and Cap Rock Communications, Inc.

Other Experience:    Mr. Woods is the past Chairman of the Petroleum Equipment Suppliers Association, past Chairman of the National Ocean Industries Association. He served as Chairman of the Greater Houston YMCA which awarded him the coveted David Allen award and serves as a director of the University of Texas Health Science Center in Houston, Texas. He is also a former trustee of the Boys and Girls Club of America, where he received their prestigious Herbert Hoover Humanitarian Award. Mr. Woods received a Bachelor’s degree in Finance from California State University, Fullerton, and was awarded an honorary Doctorate degree by the University in 2006.

Reasons for Board Membership:    Mr. Woods’ experience in governance issues at public companies and in managing a large multi-national company brings to the Board of Directors valuable insights into the areas of managing growth and acquisitions and divestures.

Each of the nominees and continuing directors has had the same principal occupation as stated in the preceding section during the past five years, except as follows:

From February 2006 to February 2008, Mr. Muenster was Senior Vice President and Chief Financial Officer of the Company. Since February 2008, he has been Executive Vice President and Chief Financial Officer of the Company.

From May 2004 until December 2009 Mr. Stolze was Vice President and Chief Financial Officer of Stereotaxis, Inc.

Board of Directors and Committees

The Board of Directors has determined that none of the non-management directors has any relationship with the Company other than in his capacity as a director and stockholder, and, as a result, such directors are determined to be independent under the standards of the New York Stock Exchange. The non-management directors are J.M. McConnell, L.W. Solley, J.M. Stolze, D.C. Trauscht and J.D. Woods.

There were four meetings of the Board of Directors during fiscal 2011. All of the incumbent directors attended at least 75% of the meetings of the Board and committees on which they served. The Company’s policy requires the attendance of all directors at the Annual Meeting of Stockholders, except for absences due to causes beyond the reasonable control of the director. Each of the seven directors in office at the time of the 2011 Annual Meeting held in St. Louis, Missouri attended that meeting, although the five directors who live away from the St. Louis area had to attend by telephone conference call because of the severe winter weather.

The many responsibilities and the substantial time commitment of being a director of a public company require that the Company provide adequate incentives for the directors’ continued performance by paying compensation commensurate with the directors’ expertise and duties. Directors who are employees of the Company do not receive any compensation for service as directors. The non-management directors are compensated based upon their respective levels of Board participation and responsibilities, including service on Board committees. Compensation paid in fiscal 2011 to non-management directors was as follows: annual cash retainer — $32,500; additional annual cash retainer for Lead Director — $25,000; annual fee for Board meetings — $4,800 (increased to $6,500 for fiscal 2012); annual cash retainer for Chairman of Audit and Finance Committee — $7,000; annual cash retainer for Chairmen of Human Resources and Compensation and Nominating and Corporate Governance Committees — $5,000; annual fee for meetings of Audit and Finance Committee and Human Resources and Compensation Committee — $4,800; and annual fee for meetings of Nominating and Corporate Governance Committee — $6,000. The above-mentioned cash retainers and fees are paid in January of each year. Also, each non-management director receives a retainer of 800 Common Shares per quarter (increasing to 900 per quarter commencing January 2012).

Under the Company’s Directors’ Extended Compensation Plan, a plan for non-management directors who began Board service prior to April 2001, each director currently on the Board who has served as a non-management director for at least five years will, after the later of termination of services as a director or reaching age 65, receive for life an annual benefit equal to a percentage of the fiscal year 2001 annual cash retainer for directors of $20,000. Such percentage ranges from 50% to 100% based upon years of service as a director. Based on these criteria, each non-management director is currently qualified to receive the maximum annual benefit of $20,000. In the event of death of a retired director who is eligible under this plan, 50% of the benefit will be paid to the surviving spouse for life. On or after retirement, if the eligible director so elects, the actuarial equivalent of the benefit may be received in a single lump sum. Certain of the eligible directors have elected to receive this lump sum distribution at the time of retirement, in compliance with section 409(a) of the Internal Revenue Code.

Directors may elect to defer receipt of all of their cash compensation and/or all of their quarterly stock retainer. If elected, the deferred amounts are credited to the director’s deferred compensation account in stock equivalents. Deferred amounts will be distributed in Common Shares or cash at such future dates as specified by the director unless distribution is accelerated in certain circumstances, including a change in control of the Company. The stock portion which has been deferred may only be distributed in Common Shares.

Directors are subject to stock ownership guidelines. Under these guidelines, each non-management director is expected to accumulate shares having a total cash value equal to five times the annual cash retainer. These shares must be accumulated within five years of guideline adoption or appointment to the Board. All directors are in compliance with the guidelines.

DIRECTOR COMPENSATION

The following table sets forth the compensation of the Company’s non-management directors for fiscal 2011. Messrs. Richey and Muenster are named executive officers who are also directors, and their compensation is set forth in the Summary Compensation Table. They did not receive any additional compensation for their service as directors.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change In Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)	Total ($)
J.M. McConnell	$48,100	(3)	$117,712	__	__	$3,336	__	$169,148
L.W. Solley	48,100	(4)	117,712	__	__	4,079	__	169,891
J.M. Stolze	49,100	(5)	117,712	__	__	5,282	__	172,094
D.C. Trauscht	82,900	(6)	117,712	__	__	__	__	200,612
J.D. Woods	47,100	(7)	117,712	__	__	14,780	__	179,592

(1)	Dollar amounts represent the aggregate grant date fair values and are based on the market value of the stock on the date of each quarterly award of 800 shares under the Compensation Plan for Non-Employee Directors. The amounts reflect the actual dollar amounts recognized for financial statement reporting purposes for fiscal 2011 calculated in accordance with FASB ASC Topic 718.

Date of Award	Shares	Share Price
October 1, 2010 January 1, 2011 April 1, 2011 July 1, 2011	800 800 800 800	$32.94 38.69 38.14 37.37

(2)	Represents the change in actuarial present value of the accumulated benefits under the Company’s Directors Extended Compensation Plan from September 30, 2010 to September 30, 2011. Non-management directors who began service prior to April 2001 are eligible to participate in the plan after at least five years of Board service. The plan pays benefits as a percentage of $20,000 at time of retirement based on completed years of Board service. The percentage is 50% for five years of Board service and increases by 10% for each additional year of service to 100% for ten or more years of Board service. Based on these criteria, each non-management director is currently qualified to receive the maximum annual benefit of $20,000. Benefits are paid quarterly, commencing the later of the director’s 65th birthday or retirement. In the event of death, 50% of the annual benefit is payable to the surviving spouse for the life of the spouse. The change in pension value shown above includes the effect of changes in actuarial assumptions from year to year. Pension values increased due to the effect of changes in actuarial assumptions. The increase in pension value due to assumption changes for Messrs. McConnell, Solley, Stolze, Trauscht and Woods was $9,890, $10,463, $11,382, $6,067 and $5,059, respectively. Pursuant to applicable regulations, the amounts in the table do not include a negative amount of $1,174 for D.C. Trauscht relating to change in pension value.

(3)	Represents: annual cash retainer — $32,500, Board meeting fees — $4,800, committee meeting fees — $10,800.

(4)	Represents: annual cash retainer — $32,500, Board meeting fees — $4,800, committee meeting fees — $10,800.

(5)	Represents: annual cash retainer — $32,500, Board meeting fees — $4,800, committee meeting fees — $4,800, committee chairman fee — $7,000.

(6)	Represents: annual cash retainer — $32,500, lead director fee — $25,000, board meeting fees — $4,800, committee meeting fees — $15,600, committee chairman fee — $5,000.

(7)	Represents: annual cash retainer — $32,500 Board meeting fees — $4,800, committee meeting fees — $4,800, committee chairman fee — $5,000.

CORPORATE GOVERNANCE

The Board of Directors has adopted corporate governance guidelines and a code of business conduct and ethics applicable to all of the Company’s directors, officers and employees. Additionally, the Board of Directors has adopted a code of ethics for senior financial officers applicable to the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller and persons performing similar duties. These documents are posted on the Company’s web site: www.escotechnologies.com. A copy of each of the corporate governance guidelines, the code of business conduct and ethics and the code of ethics for senior financial officers is also available in print to any Stockholder who requests it.

Mr. Trauscht, the Company’s Lead Director, presides at meetings of the non-management directors (each of whom is deemed independent), which normally occur in conjunction with each Board meeting. Parties desiring to communicate concerns regarding the Company to the non-management Directors may direct correspondence to the Lead Director of the Board at the following address: Mr. D.C. Trauscht, Lead Director, ESCO Technologies Board of Directors, ESCO Technologies Inc., 9900A Clayton Road, St. Louis, MO 63124-1186. Parties who wish to communicate with a particular director or directors as a group may write to such director(s) at ESCO Technologies Inc., 9900A Clayton Road, St. Louis, MO 63124-1186, Attn: Secretary. All such letters will be forwarded promptly to the relevant director(s).

The Board’s Role in Risk Oversight and Board Leadership Structure

The Company’s management is responsible for the day-to-day management of the Company’s risks. Management has adopted a comprehensive, ongoing enterprise risk management process that it uses to identify and assess Company risks. Management has identified risks in four general areas: Financial and Reporting; Legal and Compliance; Operational; and Strategic. Periodically, management advises the Board and the appropriate Board committee of the risks identified; management’s assessment of those risks at the business unit and corporate levels; its plans for the management of these identified risks or the mitigation of their effects; and the results of the implementation of those plans. While the Board as a whole has responsibility for and is involved in the oversight of management’s risk management processes and controls, some of the identified risks are given further review by the Board committee most closely associated with the identified risks. For example, the Audit and Finance Committee provides additional review of the risks in the areas of accounting, liquidity, credit and tax. Similarly, the Human Resource and Compensation Committee provides additional review of risks in the area of compensation and benefits and human resource planning. The Nominating and Corporate Governance Committee devotes additional time to the review of risks associated with corporate governance, ethics and legal issues.

The Board’s leadership structure, discussed below, with the combined positions of Chairman of the Board and Chief Executive Officer, enables that one person, who has intimate knowledge of management’s day-to-day risk management processes and controls, to ensure that the directors receive all of the information necessary to discharge their oversight role responsibly.

In adopting the Company’s Corporate Governance Guidelines, the Board of Directors established the policy that the position of Chief Executive Officer and Chairman of the Board of Directors be held by the same person. Based upon its most current review of that policy, the Board of Directors continues to believe that it has served the Company well. V. L. Richey, Jr. has been and continues to be Chairman of the Board and Chief Executive Officer. The Board believes that Mr. Richey is a strong leader at both the Company and the Board levels, and believes that the Chief Executive Officer, who has primary responsibility for managing the day-to-day operations of the Company, is also well positioned to provide Board leadership that is aligned with the Stockholders’ interests and the needs of the Company. Furthermore, the Board believes that having one person serving as Chairman of the Board and Chief Executive Officer enables the Company to speak with one voice, and reduces the chance of confusion about leadership roles and responsibilities.

At the same time, the Board is also very cognizant of its oversight responsibilities, and has in place structural safeguards that serve to preserve the Board’s independent oversight of management. Currently all of the directors, with the exception of Mr. Richey and Mr. Muenster, are independent (as defined by the applicable listing standards of the New York Stock Exchange) and are highly qualified and experienced. In February 2011,

Mr. Muenster, the Company’s Chief Financial Officer and Executive Vice President, joined the Board as only the second management director, with a significant majority of directors remaining independent. Additionally, each member of the Audit and Finance, Human Resources and Compensation, and Nominating and Corporate Governance Committees is an independent director. Further, the Board has appointed Mr. Trauscht as Lead Director. The Lead Director chairs all meetings of the independent directors; provides input to the Chairman regarding the content of the agendas for meetings of the Board; advises the Chairman of the quality, quantity and timeliness of the information required by the Board to effectively and responsibly perform its oversight duties; and acts as liaison between the Board and the Chairman on sensitive issues. The Board believes that these safeguards have been and are effective in preserving the Board’s independent oversight of management.

Related Person Transactions and Procedures

The Company reviews relationships and transactions in which the Company and Related Persons are participants to determine whether such Related Persons have a direct or indirect material interest. Related Persons include the Company’s directors, director nominees, executive officers, 5% or more Stockholders and their immediate family members. The Company has developed and implemented processes and controls to obtain information from Related Persons about Related Person Transactions and for the purpose of determining, based on the facts and circumstances, whether a Related Person has a direct or indirect material interest in the transaction.

Pursuant to these processes, all directors and executive officers annually complete, sign and submit a Directors’ and Officers’ Questionnaire and a Conflict of Interest Questionnaire that are designed to identify Related Person Transactions and both actual and potential conflicts of interest. Additionally, 5% or more Stockholders are requested to respond to certain questions designed to identify, direct or indirect, material interests by such 5% or more Stockholder in any transactions with the Company. The Company’s written policy on Related Person Transactions requires prompt notice to the General Counsel by a Related Person of any material interest that such Related Person may have in a proposed transaction with the Company. If the Chairman of the Corporate Governance and Nominating Committee determines that a conflict exists, after notice from the General Counsel, the Committee will review the material facts of the proposed transaction and determine whether to approve or disapprove such transaction. The Committee will consider whether the transaction with the Related Person is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances. If advance Committee approval is not feasible or is not obtained, review of the transaction will occur after the fact, and the Committee shall be empowered to approve, ratify, amend, rescind or terminate the transaction.

Based on its review and processes, the Company determined that there has been no transaction since the beginning of the Company’s last fiscal year, and there is no currently proposed transaction, in which the Company was or is to be a participant and the amount exceeds $120,000, and in which any Related Person had or will have a direct or indirect material interest.

COMMITTEES

The members of the Board of Directors are appointed to various committees. The standing committees of the Board are: the Executive Committee, the Audit and Finance Committee, the Human Resources and Compensation Committee and the Nominating and Corporate Governance Committee. Each of these committees operates under a written charter adopted by the Board of Directors.

The Executive Committee’s function is to exercise the full authority of the Board of Directors between Board meetings, except that the Executive Committee may not take certain specified actions which the Board of Directors has reserved for action by the whole Board. The Committee held four meetings in fiscal 2011. Mr. Richey (Chairman) and Mr. Trauscht are the members of the Committee.

The Audit and Finance Committee’s functions generally are to assist oversight by the Board of Directors of the Company’s financial reporting process, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s (the “accounting firm”) qualifications and independence, and the performance of the Company’s internal audit function and the accounting firm. These functions include the responsibility to appoint, retain and oversee the accounting firm and its performance of the annual audit; to annually evaluate the qualifications, independence and prior performance of the accounting firm; to review the scope of the accounting firm’s work and approve its annual audit fees and any non-audit service fees; to review the Company’s internal controls with the accounting firm and the internal audit executive; to review with the accounting firm any problems it may have encountered during the annual audit; to discuss Form 10-K and 10-Q reports with management and the accounting firm before filing; to review and discuss earnings press releases; to discuss with management major financial risk exposures; to review the annual plan and associated resource allocation of the internal audit function; to review the Company’s reports to Stockholders with management and the accounting firm, and to receive certain assurances from management; and to prepare a report as required by the SEC to be included in the annual proxy statement. Each member of the Committee is an independent director, as defined in the applicable listing standards of the New York Stock Exchange. The Board of Directors has determined that Mr. Stolze, the Chairman of the Audit and Finance Committee, is an audit committee financial expert within the meaning of Item 407(d)(5)(ii) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is independent within the meaning of the applicable listing standards of the New York Stock Exchange. The Committee met four times in fiscal 2011. Mr. Stolze (Chairman), Mr. McConnell and Mr. Trauscht are the members of the Committee. The Committee’s charter is posted on the Company’s web site: www.escotechnologies.com under the Corporate Governance link and is available in print to any Stockholder who requests it.

The Human Resources and Compensation Committee’s functions generally are to review and approve corporate goals and objectives relevant to compensation of the Chief Executive Officer; to evaluate the Chief Executive Officer’s performance in light of these goals and objectives; to determine and approve the Chief Executive Officer’s compensation level based upon the evaluation; to review and approve the compensation of officers and other key executives, incentive compensation plans, equity-based plans and other compensation plans; to review and approve material changes to benefit programs, including new programs; to review the performance, development, and succession planning for the Company management; to assure that executive officers and other senior executives of the Company are compensated in a manner consistent with the strategy of the Company and competitive practice; to review and discuss with management the Company’s Compensation Discussion and Analysis (“CD&A”) and recommend its inclusion in the annual proxy statement and Form 10-K for filing with the SEC; and to oversee the Company’s Charitable Contributions Program. Each member of the Committee is an independent director, as defined in the applicable listing standards of the New York Stock Exchange. The Committee met five times in fiscal 2011. Mr. Woods (Chairman), Mr. Solley and Mr. Trauscht are the members of the Committee. The Committee’s charter is posted on the Company’s web site: www.escotechnologies.com under the Corporate Governance link and is available in print to any Stockholder who requests it.

The Nominating and Corporate Governance Committee’s functions generally are to identify and recommend approval of individuals qualified to become Board members; to recommend director nominees for selection to the Board; to review the composition of the Board committees; to develop and recommend to the Board effective corporate governance guidelines; to review the Company’s corporate governance and compliance programs; to oversee the Company’s ethics programs; to review conflicts of interest involving Related Persons, including oversight and administration of the Related Person Transactions policy; and to lead the Board in its annual review of the Board’s performance. The Committee will consider candidates for election as directors recommended by Stockholders and evaluate such individuals in the same manner as other candidates proposed to the Committee. All candidates must meet the legal, regulatory and exchange requirements applicable to members of the Board of Directors. The Committee has not established other specific minimum qualifications that must be met by a candidate in order to be considered for nomination by the Committee, but requires that candidates have varied business and professional backgrounds; be persons of the highest integrity; possess sound business judgment and possess such other skills and experience as will enable the Board to act in the long-term interests of the Stockholders. Additionally, the Committee may establish and utilize such other specific membership criteria as the Committee deems appropriate from time to time in light of the Board’s need of specific skills and experience. Although the Committee does not have a formal policy on diversity, the Committee seeks the most qualified candidates without regard to race, color, national origin, gender, religion, disability or sexual orientation. The Committee may identify new candidates for nomination based on recommendations from

Company management, employees, non-management directors, third party search firms, Stockholders and other third parties. Consideration of a new candidate typically involves the Committee’s review of information pertaining to such candidate and a series of internal discussions, and may proceed to interviews with the candidate. New candidates are evaluated based on the above-described criteria in light of the specific needs of the Board and the Company at the time. Incumbent directors whose terms are set to expire are evaluated based on the above-described criteria, as well as a review of their overall past performance on the Board of Directors. The Committee has the authority to engage third party search firms to identify candidates, but did not do so in fiscal 2011.

Stockholders who wish to recommend director candidates for the next Annual Meeting of Stockholders should notify the Committee no later than August 31, 2012. Submissions are to be addressed to the Nominating and Corporate Governance Committee, c/o the Company’s Corporate Secretary, Alyson S. Barclay, at ESCO Technologies Inc., 9900A Clayton Road, St. Louis, MO 63124-1186, which submissions will then be forwarded to the Committee. The Committee is not obligated to nominate any such individual for election. No such Stockholder candidates have been received by the Company for this Annual Meeting. Each member of the Committee is an independent director, as defined in the applicable listing standards of the New York Stock Exchange. The Committee met six times in fiscal 2011. Mr. Trauscht (Chairman), Mr. McConnell and Mr. Solley are the members of the Committee. The Committee’s charter is posted on the Company’s web site: www.escotechnologies.com under the Corporate Governance link and is available in print to any Stockholder who requests it.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2011, the members of the Human Resources and Compensation Committee were L.W. Solley, D.C. Trauscht and J.D. Woods. None of the foregoing (i) was during fiscal 2011 an officer or employee of the Company; (ii) was formerly an officer of the Company; or (iii) had any relationship requiring disclosure by the Company under any paragraph of Item 404 of Regulation S-K.

Report of the Audit and Finance Committee

The Audit and Finance Committee (the “Committee”) oversees and monitors the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the Company’s system of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the audited financial statements to be included in the Annual Report on Form 10-K for the year ended September 30, 2011, including a discussion of the quality and the acceptability of the Company’s financial reporting practices and the internal controls over financial reporting.

The Committee reviewed with the independent registered public accounting firm (the “accounting firm”), which is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, its judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States of America. In addition, the Committee discussed with the accounting firm its independence from management and the Company, including the impact of any non-audit-related services provided to the Company and the matters in the accounting firm’s written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) received by the Company regarding the accounting firm’s communications with the Committee concerning independence. The Committee also discussed with the accounting firm the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the PCAOB.

Further, the Committee discussed with the Company’s internal audit executive and the accounting firm the overall scope and plans for their respective audits. The Committee meets periodically with the internal audit executive and the accounting firm, with and without management present, to discuss the results of the examinations, their evaluations of the Company’s internal controls (including internal controls over financial reporting), and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2011 for filing with the SEC. The Committee also evaluated and reappointed KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2012.

The Audit and Finance Committee

J.M. Stolze, Chairman

J.M. McConnell

D.C. Trauscht

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Human Resources and Compensation Committee (the “Committee”) is responsible for determining the compensation of the Chairman and Chief Executive Officer (the “CEO”) and other senior officers and key executives of the Company.

Compensation Objective

The Committee’s objective is to develop and maintain compensation packages most likely to attract, retain, motivate and reward the Company’s executive officers and other senior officers and key executives. Compensation programs are designed to be consistent with those of other companies engaged in similar industries and/or of similar size with which the Company is likely to compete for talent to enable the Company to employ and retain a high-quality management team. The Committee seeks to use performance based compensation to maximize the alignment of executive compensation with the long-term interests of Stockholders.

Executive Summary

The Company’s compensation programs are designed to reward positive financial performance. The bonus program is tied to key strategic targets and is designed to reward strong performance. Payouts are higher in times of good performance and lower when targets are not achieved. The stock-based long-term incentive program helps align the interests of executives and Stockholders by ensuring that executives are also Stockholders. Further, under the performance-accelerated restricted stock (“PARS”) awards program, one of the Company’s long-term incentive programs, shares may not be earned until 3.5 years after the initial award, which contributes to the goal of executive retention. As these awards are tied to stock price, this also serves as an incentive to drive strong Company performance. The Company’s strong fiscal year 2011 financial performance was led by the executive team. The Committee believes the strong fiscal 2011 results, described herein, reflect the success of the Company’s compensation program in incentivizing its executive team. As a result, the Committee did not make any substantial changes to the program for fiscal 2011.

Compensation Summary

The Committee offers its executive officers a compensation package that includes:

•	A competitive base salary;

•	An annual at-risk cash bonus opportunity based on key performance measures;

•	Long-term equity incentive compensation (“LTI”) based on Company stock performance and retention factors;

•	Protection in the form of a change of control arrangement through a Severance Plan and an employment agreement; and

•	Appropriate and reasonable perquisites.

The Committee sets compensation levels based on the skills, experience and achievements of each executive officer, taking into account market checking described below and the compensation recommendations by the CEO, except with respect to his own position. The Committee also considers tally sheets which provide, for each executive officer, a recap of each principal element of compensation as well as benefits, perquisites, equity awards, and stock ownership and potential ownership. The tally sheets also reflect the incremental compensation as a result of various termination scenarios and each element of pay or benefits impacted. The Committee retains the discretion to adjust all elements of compensation as it deems appropriate, subject to the requirements of Stockholder-approved plans.

Compensation Consultant and Market Checking

The Committee is authorized by its charter to employ independent compensation and other consultants. Every other year, the Committee has typically engaged Towers Watson, a nationally recognized compensation consulting firm (the “Compensation Consultant”), to assist the Committee in evaluating executive compensation. In calendar 2010, the compensation division of Towers Watson was spun-off into a new company — Pay Governance. An unrelated branch of Towers Watson has historically been engaged to perform actuarial services for the Company. The Committee engaged Pay Governance as its independent Compensation Consultant for fiscal year 2011.

The Compensation Consultant periodically attends the Committee meetings at the Committee’s request, and also provides information, research and analysis pertaining to executive compensation as requested by the Committee, including updates on market trends, survey data and analysis for market review.

The Committee utilized a new peer group that was developed in July 2010 in conjunction with Pay Governance. This peer group was based on the current SIC codes assigned to the Company’s subsidiaries and represents companies in the following industries within which the Company participates:

•	Industrial valves;

•	General industrial machinery;

•	Radio and television communications equipment;

•	Printed circuit boards;

•	Instruments to measure electricity; and

•	Services not elsewhere classified.

Companies in the above industries were then filtered for revenue size in order to determine the Company’s peer group. Additionally, the peer group includes companies described as peers in the Company’s fiscal 2011 annual report to stockholders. The following is a list of the companies comprising the Company’s peer group:

Analogic Corporation	Multi-Fineline Electronix Inc.
Arris Group Inc.	Nordson Corporation
Badger Meter, Inc.	Pall Corporation
CLARCOR Inc.	Powell Industries, Inc.
Comtech Telecommunications Corp.	Power-One, Inc.
Comverge, Inc.	Powerwave Technologies, Inc.
EnerNOC, Inc.	Radisys Corporation
Harmonic Inc.	Roper Industries, Inc.
InterDigital, Inc.	Tekelec
Itron, Inc.	Teradyne, Inc.
JDS Uniphase Corporation	TTM Technologies, Inc.
Loral Space & Communications Inc.	ViaSat Inc.
Moog Inc.	Viasystems Group, Inc.

In September 2010, the Compensation Consultant prepared a report which the Committee and management used for their fiscal 2011 market review.

For each of the Company’s executive officer positions, a review of each principal element of compensation (base salary, cash bonus and LTI), as well as total cash compensation (base salary and cash bonus), and target total direct compensation (target cash compensation and LTI) is made against an annual median market rate for peer group companies. For fiscal 2011, the Company utilized the 50th percentiles for the peer group companies in determining the average market rates.

Each principal element of compensation is reviewed independently against the market rates. Relative Company performance is also periodically compared to the then-current peer group to test the overall reasonableness of pay for performance. The Compensation Consultant’s report looked at the fiscal year 2009 annual performance data relative to actual total cash compensation levels at the Company and the peer group. As compared to the peer group, the Company’s financial results fell at or above the median of the peer group. As a result, for the Company, actual cash bonuses were similarly above the median. Accordingly, the Committee determined that no changes to the compensation policies were warranted for fiscal 2011.

Principal Elements of Compensation

The principal elements of compensation (base salary, cash bonus and LTI) for the executive officers are shown in the Summary Compensation Table on page 22.

The Committee considers the survey data described above as a frame of reference in making its determinations. The Committee’s decisions are not formulized, and the Committee exercises considerable judgment and discretion in making them.

Annual Base Salaries    Base salaries are designed to attract, retain, motivate and reward competent, qualified, experienced executives to operate the business. The Company emphasizes performance-based compensation for the executive officers. Historically, the executive officers’ salaries have been targeted to the median of the annual market rates, as adjusted for the relative value of the jobs within the Company to those in the comparison companies. At the discretion of the Committee, with input by the CEO, executive officers with significant experience and responsibility who consistently demonstrate exemplary performance may be paid more than the market rates set for their positions, while less experienced executive officers may be paid salaries less than the market rates.

Fiscal 2011 base salaries for the executive officers were set by the Committee at the beginning of the fiscal year. The salaries were set based on the Committee’s review of current salary levels and target total cash compensation (base salary and cash bonus) compared to the established annual market rates, and took into account, for the CEO, fiscal 2010 individual and Company performance and for the other executive officers, a subjective evaluation of the executives’ fiscal 2010 performance with input of the CEO.

In considering fiscal 2010 Company performance for the CEO’s base salary determination, the Committee took into account the Company’s financial and operating performance, including:

•	Selection by SoCalGas for the largest Advanced Metering Infrastructure project in North America, with potential for more than six million units.

•	Record entered orders of $668.8 million received (book-to-bill ratio of approximately 1.1) in a challenging environment.

•	Pretax income increased more than $6 million (an increase of 10.3%) on lower sales.

•	Generated more than $87 million of cash from the subsidiary operating units.

•	Net debt was paid down to $124.6 million, while spending on mergers and acquisitions and investing in new products.

•	Successfully developed and launched several new products at Aclara and Doble.

•	Managed near completion of the PG&E Gas Project with near flawless execution.

For the other executive officers, based on their contributions to the Company’s performance described above, their individual contributions in their respective areas of expertise, and market rates, the Committee approved 2011 increases in base salaries. The base salary for 2011 was above the market median rate for the CEO and the Executive VP and CFO and at the market median rate for the Senior VP and General Counsel.

Cash Bonus    The Committee uses annual performance-based cash bonuses to compensate the executive officers. The Committee establishes performance targets for executive officers, using financial, operational and individual goals linking compensation to overall Company performance. The executive officers’ individual goals are determined by each officer and submitted to the CEO for his review, except with respect to his goals which are evaluated and approved by the Lead Director.

For the executive officers, the Company operated two short-term cash bonus plans in fiscal 2010: (i) the Incentive Compensation Plan for Executive Officers (the “ICP”); and (ii) the Performance Compensation Plan (the “PCP”). These at-risk plans closely link the executive officers’ pay to the Company’s financial results and provide for compensation variability through reduced payments in times of poor performance and higher compensation in times of strong performance. The ICP is a Section 162(m) stockholder approved plan with a fixed target and a range. The PCP also has a fixed target and a range, but allows for Committee discretion in determining actual bonus payouts.

The target short-term bonuses are divided equally between the two plans for the executive officers. The plans are divided equally to provide a balance between the ongoing Stockholder value proposition (measured by earnings per share) and the Company’s goal to annually evaluate and focus senior managers on other strategic measures such as cash flow. The target percentage of total cash compensation represented by the ICP and PCP is based on the level of the position, with targets for fiscal 2011 as follows:

	Cash Bonus — Fiscal 2011
					Target ICP		Target PCP
	Base Salary ($)	Base % Total Cash Comp.	Bonus Target ($)	Bonus % Total Cash Comp.	($)	% of Total Cash Comp.	($)	% of Total Cash Comp.
Chairman & CEO	$750,000	60%	$500,000	40%	$250,000	20%	$250,000	20%
Executive VP & CFO	500,000	65%	270,000	35%	135,000	17.5%	135,000	17.5%
Senior VP & General Counsel	297,000	70%	127,000	30%	63,500	15%	63,500	15%

The higher at-risk target percentage for the CEO as compared to the other executive officers is based on the Company’s at-risk philosophy, and his role as CEO of the Company. Likewise the CFO’s position has a higher percentage as compared to the Senior VP and General Counsel, based on his responsibilities. Typically near the beginning of each fiscal year, the Committee determines the evaluation criteria, sets performance targets and approves the minimum and maximum multipliers which will be applied to the targets to determine payments under both plans. The Committee approves the performance targets after reviewing the Company’s business plans and determining the key short-term business metrics on which the Company’s senior management should focus in order to drive results. Because of the broad responsibilities of the executive officers, their targets are tied to Company-wide measures.

In determining the fiscal 2011 combined ICP and PCP bonus target for the CEO, the Committee considered the actual total cash compensation of the CEO compared to the market rate and the bonus target percentage for this position, in conjunction with the increase in base salary.

During the first quarter of fiscal 2011, the Committee agreed to measure 50% of the bonus target (the ICP bonus) against the earnings per share target (defined below), and measure the other 50% of the bonus target (the PCP bonus) against (i) the achievement of the cash flow target (defined below) (weighted at 35% of the total cash bonus); and (ii) the execution of individual objectives (weighted at 15% of the total cash bonus), which were established by the Committee in consultation with the Lead Director at the beginning of fiscal 2011.

For the fiscal 2011 short term cash bonus plans (the ICP and PCP), the Committee approved the following targets and evaluation matrices:

	00000000	00000000	00000000	00000000	00000000	00000000	00000000	00000000	00000000	00000000	00000000
	ICP — Earnings Per Share

						Target
EPS	$1.60	$1.65	$1.70	$1.75	$1.80	$1.85	$1.90	$1.95	$2.00	$2.05	$2.10
Centerpoint Multipliers	0.20	0.36	0.52	0.68	0.84	1.00	1.20	1.40	1.60	1.80	2.00
	PCP — Cash Flow (dollars in millions)

						Target
Cash Flow	$82.50	$84.00	$85.50	$87.00	$88.50	$90.00	$91.50	$93.00	$94.50	$96.00	$97.50
Centerpoint Multipliers	0.20	0.36	0.52	0.68	0.84	1.00	1.20	1.40	1.60	1.80	2.00

The targets in these matrices were determined at the beginning of the fiscal year on the basis of subsidiary projections with senior management review. The Committee also considered the uncertainty of the economy at the time the targets were established.

For the ICP, the Committee approved the use of earnings per share as the evaluation criterion. The centerpoint was the earnings per share target of $1.85. The maximum of the range was a 14% improvement over the target. This was deemed to be significantly challenging in the current economic environment. The steps above the target multiplier of 1.0 increased by .20 for each step above target; below the target multiplier, the steps decreased at a rate of .16 for each step. The higher multiplier above target was reflective of the difficulty in achieving such increased earnings per share and was rewarded accordingly. The matrix provided for a payment equal to 1.0 times the target if the earnings per share target of $1.85 was achieved. At the end of the year, the actual earnings per share was $1.95, which exceeded the target. For fiscal 2011 PCP purposes, pursuant to the Committee’s discretion under the PCP, the earnings per share (EPS) portion of the total bonus payout was based on adjusted earnings of $1.90 per share, versus the GAAP reported earnings of $1.95 per share. The EPS portion of the calculation and subsequent payout was adjusted downward by $0.05 per share to reflect certain items that positively impacted earnings that were not contemplated when the original EPS targets were established. This resulted in a multiplier of 1.20 being applied to the ICP target bonus.

For the PCP, the Committee approved two criteria. One was cash flow (weighted at 70%) with a target of $90 million (the cash flow target), which is the centerpoint of the cash flow range. Cash flow is defined as cash generated from operations at the subsidiary level excluding corporate cash activity (debt and interest payments, acquisitions and divestitures, tax payments, pension contributions, stock option exercises and corporate general administrative expenses). This measure is considered a non-GAAP financial measure. The second criterion was individual objectives (weighted at 30%) measured against subjective strategic management objectives. For the cash flow matrix, there was a decrease of .16 in the applied multiplier for each step below the 1.0 target multiplier. On the upside, there was an increase of .20 in the multiplier for each step above the target multiplier. At the end of the year, the actual cash flow was $96.0 million. This resulted in a multiplier of 1.80 being applied to the portion of the PCP bonus associated with the cash flow target for the determination of the PCP bonus payment.

The fiscal 2011 individual performance objectives of the executive officers were approved by the CEO except with respect to his own, which were approved by the Lead Director. The specific objectives were evaluated on a subjective basis at the end of the year by each executive officer and then the CEO. The CEO’s objectives were evaluated by the CEO and the Lead Director. The objectives are focused on key short-term strategic factors, such as operational matters, legal matters, acquisitions, divestitures, cost savings and other issues. The objectives were deemed to be significantly challenging for the individuals and necessary for the continuing success of the company. The individual multiplier for the individual performance targets ranged from 0 to 1.0 times the target cash compensation based on the subjective evaluation of objective attainment. The actual score for the CEO for fiscal 2011 for his individual objectives was .13, and the score for the other executive officers was .15. This resulted in a multiplier of .87 for the CEO and 1.0 for the other executive officers being applied to the portion of the PCP associated with the individual objectives.

Target total cash compensation was at the median market rate for the CEO and the Executive VP and CFO and just below for the Senior VP and General Counsel.

Long-Term Equity Incentive Compensation    The Committee historically has granted LTI in the form of performance-accelerated restricted shares (PARS) and/or stock options. Based principally on sensitivity to Stockholder concerns with stock option dilution and as it did in fiscal 2009 and 2010, in fiscal 2011 the Committee allocated the full LTI compensation to PARS. PARS are distributed in shares of stock and typically have a performance period of five years. Generally, the PARS award may be distributed no earlier than 3.5 years after the award, if the target stock price is achieved. The Committee believes that the Company’s performance will reflect the contributions of management within the 3.5 year timeframe. If the target stock price is not achieved, the PARS award will be distributed at the end of the performance period, if the employee is still employed. The value of PARS fluctuates directly with changes in the price of stock, which ties executives’ interests directly to those of Stockholders. For executive officers, these awards also contain a two-year non-compete period after the expiration of the earning period of the awards, which provides additional Stockholder protection. Until such shares are earned and distributed, executive officers are not eligible to receive dividends in connection with these shares.

In line with the Company’s pay for performance philosophy, the Committee determined the total amount of LTI to grant to each executive officer based on its review of the value of such LTI awards for similar executive level positions, taking into consideration the annual market rate and then subjectively adjusting based on the Committee’s assessment of the relative value and performance of each individual or, in the case of the CEO, the Company’s fiscal 2010 financial performance, the relative Stockholder return and the market rate value of similar incentive awards to CEOs. In October 2010, the Committee granted the executive officers equity awards in the form of PARS with an October 2012 — September 2015 performance period. The historic target LTI is generally one times total target cash compensation for the CEO, approximately 75% of total cash compensation for the Executive VP and CFO and 60% of total cash compensation for the Senior VP and General Counsel. The LTI targets were established by the Committee utilizing its assessment of the market data. For fiscal 2011, the Company increased the Senior VP and General Counsel award to 75% to meet market and recognize her performance. The award to the CEO was at the Committee’s target of one times the CEO’s annual total cash compensation and at the median market rate. The LTI awards for the Executive VP and CFO and the Senior VP and General Counsel were at the median market rate.

The 2011 fiscal year awards set the stock price target at $38.00 for the acceleration of the full PARS awards, which was approximately 15% over the then-current share price of $32.86, and for acceleration of 50% of the PARS awards the stock price target was set at $35.50. This increase in the stock price targets was viewed as meaningful and challenging. No portion of these awards may be earned prior to fiscal 2013.

Fiscal 2012 Award    The Committee generally grants LTI awards to the CEO and other executive officers at the first Board meeting of the fiscal year which is generally held in October. The Committee meeting at which LTI awards for fiscal 2012 were granted, however, was held September 29, 2011, which was before the end of fiscal 2011. As a result, the LTI awards for fiscal 2012 are included in the Summary Compensation Table on page 22 hereof in addition to the LTI awards for fiscal 2011 granted on October 6, 2010. Consequently, the total LTI awards show a larger than normal increase in the LTI award amount, year over year. This increased award amount, however, is the result of a timing difference in the date of grant of the fiscal 2012 LTI awards and is not reflective of a change in pay practices.

Total Compensation    Target total compensation for fiscal year 2011 was set at market competitive levels for each executive officer.

The Company does not believe that any risks arising from its compensation policies and practices are reasonably likely to have a material adverse effect on the Company. Any such risk is mitigated by the multiple elements of the compensation programs, including base salary, annual bonus programs, and equity awards which are earned over multiple years. The structure of senior management short-term cash bonus plans, which are based on targets at each subsidiary, encourages decision-making that is in the best long-term interests of the Company and Stockholders.

Equity Grant Procedures    The Company does not coordinate stock option or PARS grants with the release of material, non-public information. Company-wide equity grants, including equity grants to executive officers, are generally awarded on the date of the October or November Committee meeting when other compensation decisions are made. As discussed above, the equity grants for fiscal 2012 were awarded on September 29, 2011 at the scheduled Committee meeting. Throughout each year, equity awards are made to new hires, promoted employees or in other special circumstances, generally on the first trading day of the month after hire or the date of the next Committee meeting. Since October 5, 2006, the exercise price of each of the stock option grants has been the market closing price on the grant date. Previously, the Company utilized the average of the high and low prices on the date of grant to determine the stock option grant price. The Committee previously delegated to the CEO the authority to grant stock option awards to key employees (other than executive officers) subject to certain limitations.

Other Compensation Elements

Perquisites    The Company also provides limited perquisites to the executive officers which have historically included club membership, an annual physical, financial planning and an auto allowance. The Committee annually reviews the types and value of the perquisites provided to the executive officers as part of its overall review of executive compensation. The Committee has determined the perquisites paid in fiscal 2011 to be reasonable.

Stock Ownership Guidelines    The Committee has established stock ownership guidelines for the CEO and the other executive officers. The guidelines currently set the minimum level of ownership at five times total cash compensation (base salary and annual cash bonus target) for the CEO and three times total cash compensation for the other executive officers. Newly appointed executive officers are expected to be in compliance with the ownership guidelines within five years of their appointments. Unexercised stock options and unvested PARS are not included in determining the ownership amounts. All executive officers with the exception of V.L. Richey, who was not in compliance due to the stock price decrease and his large holding requirement (five times total cash compensation—base and bonus target) were in compliance at the end of fiscal 2011.

Retirement Benefits    Like other employees of the Company, executive officers are eligible for retirement benefits provided through a matched defined contribution program. The CEO and other executive officers are also eligible for a frozen benefit under the defined benefit retirement program, and the CEO and Senior VP and General Counsel are eligible for a frozen benefit under the supplemental executive retirement plan (the “SERP”). These plans were frozen in December of 2003 for all Company employees. The Company’s decision to end the accrual of benefits under the defined benefit retirement plan and the SERP is consistent with the compensation program’s lack of emphasis on risk-free or safety-net pay.

Severance Plan    Severance provisions in the event of a change of control benefit a company in the event of a change of control or a potential change of control by allowing executives who are parties to such arrangements to focus on continuing business operations and the success of a potential business combination rather than seeking alternative employment, thereby providing stability to a corporation during a potentially uncertain period. Accordingly, the Committee decided that it was in the Company’s best interest to adopt a Severance Plan, effective in 1995, which prescribes the compensation and benefits to be provided in the event of a change of control to certain executives, including the CEO and the other executive officers. The Company’s change of control arrangements were designed to provide executives with severance payments and certain other benefits in the event that their employment is terminated in connection with a change of control transaction. The Severance Plan includes a “double trigger,” which means that it provides severance benefits only if there is both (1) a change of control of the Company and (2) the employee’s employment is terminated by the Company (or any successor) without cause or if the employee terminates his or her employment for good reason, in each case within 36 months following a change of control.

If triggered, the executive will be entitled to all accrued, but unpaid compensation, a cash bonus for the year of separation and benefits for the year of separation as well as a lump sum cash payment, which lump sum cash payment is designed to replicate the cash compensation (base salary and bonus), plus certain benefits, that the executive would have received had he or she remained employed for two years. The determination of the appropriate level of payments and benefits to be provided in the event of a change of control termination involved consideration of a number of factors. The compensation levels were determined based on a survey of the Company’s peers at the time the Severance Plan was adopted by the Company. The Committee considered that a high-level executive, who is more likely to lose his or her job in connection with a change of control than other employees, may require more time than other employees in order to secure an appropriate new position, and, unless that executive was provided with change of control benefits, he or she may be motivated to start a job search early if a change of control is possible, to the detriment of the Company. Thus, the existence of the Severance Plan provides an incentive for the executive to remain with the Company until a change of control occurs. In addition, since payments are not provided under the Severance Plan unless there has been a change of control and a qualifying termination of employment, an acquirer who may wish to retain the Company’s management team during or after a transition period will have the opportunity to do so.

In addition, pursuant to the Company’s LTI plans, in the event of a change of control, stock option vesting is accelerated to the date of the change of control and earned PARS are distributed at that date. The balance of the PARS are distributed at the end of the fiscal year in which a change of control occurs if the executive is still employed by the Company (or any successor); provided, however, if the executive is involuntarily terminated for reasons other than cause or if the executive terminated his or her employment for good reason, the balance of PARS will be distributed to the executive upon termination of employment.

Employment Agreements for the CEO and Executive Officers    The Company has employment agreements (the “Agreements”) with each of the executive officers. These Agreements exclude separations due to a change of control or termination for cause, and provide for the payment of severance under a predetermined separation agreement, thereby providing for a more amicable separation in circumstances where a business change is warranted. The Agreements automatically renew at the end of each one-year term unless either party gives notice of non-renewal at least 180 days prior to expiration of the then-current term. The Agreements provide for payment of an annual base salary, subject to review for increase at the discretion of the Committee, participation in the Company’s PCP and ICP bonus plans, and eligibility for participation in the Company’s LTI plans and benefit plans and programs applicable to senior executives, and continuance of certain perquisites. For the two year period of time after a termination, the Agreements prohibit the executive officers from soliciting Company employees or disclosing confidential information. The Agreements also require that the executive officers provide limited consulting services on an as-requested basis following termination. The specifics regarding the cash compensation and benefits provided in the event of a qualifying separation are outlined in the Employment Agreements section on page 27.

The Committee periodically assesses the reasonableness of the Agreements to consider whether any changes are appropriate.

Succession Planning    The Committee conducts an annual review of the Company’s long-term succession plan. Additionally the Company has adopted an emergency succession plan so as to minimize the amount of uncertainty associated with an emergency succession event.

Advisory Shareholder Say-On-Pay Vote    At the Company’s Annual Meeting of Stockholders in February 2011, the Stockholders strongly approved, on an advisory basis, the executive compensation disclosed in the proxy statement for that meeting. Subsequently, the Committee and the Board of Directors reviewed, and now gives consideration to that vote in determining future executive compensation policies and decisions. The Committee noted the strong Stockholder vote in support of the current compensation program. The Company has determined to hold the advisory vote on executive compensation annually, in accordance with the advisory vote results at that same Annual Meeting. After the 2012 Annual Meeting, the next say-on-pay vote will occur at the next Annual Meeting, currently scheduled to be held in February 2013.

Limit on Deductibility of Certain Compensation    Federal income tax law prohibits publicly held companies, such as the Company, from deducting certain compensation paid to an executive officer that exceeds $1 million during the tax year. To the extent that compensation is based upon the attainment of performance goals set by the Committee pursuant to plans approved by the Stockholders, such compensation is not included in the limit. The Committee intends, to the extent feasible and where it believes it is in the best interests of the Company and its Stockholders, to attempt to qualify executive compensation as tax deductible where it does not adversely affect the Committee’s development and execution of effective compensation plans. For example, to enable certain bonuses and long-term compensation to be deductible, the Committee makes these awards under incentive plans approved by Stockholders as much as possible. While the Committee is limited in its ability to make discretionary bonus payments under the ICP, there are no such limitations under the PCP. Gains on stock option exercises may be deductible if granted under a Stockholder approved plan since they are tied to the performance of the Company’s stock price. Salaries and other compensation not tied to Company performance are not deductible to the extent they exceed the $1 million limit.

Compensation Recovery Policy    The Company’s Code of Business Conduct and Ethics reaffirms the importance of high standards of business ethics. Adherence to these standards by all employees is the best way to ensure compliance and secure public confidence and support. All employees are responsible for their actions and for conducting themselves with integrity. Any failure on the part of any employee to meet any of the standards embodied in this Code will be subject to disciplinary action, including potential dismissal.

In 2010 the Company adopted a Compensation Recovery Policy that provides that when appropriate, and in accordance with applicable law, the Company may recover any “Recoverable Compensation” received during a prescribed period of up to three years if an executive or other senior officer of the Company or any of its affiliates:

1) Engaged in intentional misconduct resulting in a financial restatement or in any increase in his or her incentive or equity income, or

2) Engaged in activity that competes with the Company or its affiliated companies in violation of any non-compete agreements entered into by such employee, or

3) Solicits customers or hires or assists anyone else in soliciting or hiring employees of the Company or its affiliates after termination of employment or engages in the unauthorized disclosure or use of the Company’s confidential information resulting in harm to the Company or its affiliates, in any case in violation of agreements entered into by such employee prohibiting such actions.

“Recoverable Compensation” is defined to include: any equity and incentive compensation received, exercised, earned or distributed to or by an executive or senior officer, including amounts and shares under any equity or compensation plan or employment agreement.

The Company has previously included recoupment, non-compete and clawback provisions in PARS and stock option agreements for certain participants. Where not previously included, the above provisions will be added to all new risk-based compensation awards. This policy does not prevent the Company from taking other actions as appropriate, if warranted, based on the misconduct outlined above.

The policy further specifies that to the extent compensation is recovered from an individual as a result of a restatement under the Company’s Dodd-Frank Act Recovery Policy such amounts will be excluded from “Recoverable Compensation”.

Compensation Committee Report

The Human Resources and Compensation Committee has reviewed and discussed with management the Company’s disclosures under “Compensation Discussion and Analysis” beginning on page 13 of this proxy statement.

Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2011 for filing with the SEC.

The Human Resources and

Compensation Committee

J.D. Woods, Chairman

L.W. Solley

D.C. Trauscht

SUMMARY COMPENSATION TABLE

The following table contains information concerning compensation for fiscal 2011 for all services rendered in all capacities to the Company and its subsidiaries of the executive officers serving at September 30, 2011 (the “named executive officers”). As described in notes (3), (7) and (8) below, the table includes amounts relating to 2012 performance-accelerated restricted stock awards that were awarded on September 29, 2011, near the end of fiscal 2011. Such awards are required to be reported in fiscal 2011 pursuant to SEC rules, but do not represent a change in pay practices.

Name and Principal Position	Fiscal Year	Salary $	Bonus $ (1)	Stock Awards for FY 2011 & Prior ($) (2)	Stock Awards for FY 2012 ($) (2)(3)	Stock Awards (Aggregate) ($) (2)(3)	Non-Equity Incentive Plan Compensation ($) (4)	Change In Pension Value & Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($) (7)	Total $ Excluding FY 2012 Stock Award (8)
V.L. Richey, Jr.	2011	$750,000	$0	$1,249,994	$1,314,969	$2,564,963	$680,000	$62,471	$72,629	$4,130,063		$2,815,094
Chairman, Chief Executive Officer & President	2010 2009	712,000 675,000	0 0	1,070,006 1,124,999	0 0	1,070,006 1,124,999	638,942 486,000	56,729 116,905	80,775 78,417	2,558,452 2,481,321	$ $	2,558,452 2,481,321
G.E. Muenster	2011	500,000	0	575,050	606,939	1,181,989	372,600	31,177	44,543	$2,130,309		$1,523,370
Executive Vice President & Chief Financial Officer	2010 2009	475,000 450,000	0 60,000	439,985 519,929	0 0	439,985 519,929	344,250 271,950	27,887 57,164	39,606 52,916	1,326,728 1,411,959	$ $	1,326,728 1,411,959
A.S. Barclay	2011	297,000	0	317,986	311,971	629,957	175,260	40,722	59,332	$1,202,271		$890,300
Senior Vice President, Secretary, and General Counsel	2010 2009	269,000 253,000	0 40,000	191,983 216,981	0 0	191,983 216,981	155,250 120,990	36,520 75,251	53,376 51,213	706,129 757,435	$ $	706,129 757,435

(1)	Represents discretionary cash awards earned under the Company’s Performance Compensation Plan discussed under the caption “Cash Bonus” in the Compensation Discussion and Analysis.

(2)	Represents the aggregate grant date fair values for performance-accelerated restricted stock awards computed based upon the assumptions discussed in Note 11 of the Company’s financial statements in its fiscal year 2011 Annual Report on Form 10-K, in accordance with FASB ASC Topic 718. Such amounts do not correspond to the actual value that will be realized by the named executive officers. See footnotes (2) and (3) to the Grants of Plan-Based Awards table on page 23 of this proxy statement for additional information concerning the valuation of the awards.

(3)	Equity grants for each fiscal year are generally awarded at the beginning of that fiscal year on the date of the October or November Human Resources and Compensation Committee meeting. In the fall of 2011, the Committee held its meeting for 2012 awards on September 29, 2011, near the end of the 2011 fiscal year. Amounts set forth under the caption “Stock Awards for FY 2011 & Prior” represent the aggregate grant date fair value for all awards, except for the value of the awards made for fiscal 2012. Amounts set forth under the caption “Stock Awards for FY 2012” represent only awards granted on September 29, 2011 for fiscal 2012. Amounts set forth under the caption “Stock Awards (Aggregate)” include the amounts set forth in the prior two columns and is the amount required to be reported pursuant to SEC rules. The increased amount for fiscal 2011 in the “Stock Awards (Aggregate)” column reflects the two sets of equity awards granted in fiscal 2011, including awards for fiscal 2011 and fiscal 2012. Please see “Compensation Discussion and Analysis — Fiscal 2012 Award” and “Compensation Discussion and Analysis — Equity Grant Procedures” on page 18 for additional information.

(4)	Reflects the cash awards earned under the Company’s Incentive Compensation Plan for Executive Officers and the Performance Compensation Plan, except for discretionary amounts, discussed under the caption “Cash Bonus” in the Compensation Discussion and Analysis.

(5)	Represents the change in actuarial present value of the accumulated benefits under the Company’s Retirement Plan and Supplemental Executive Retirement Plan from September 30 to September 30 in each fiscal year. The change in pension value includes the effect of changes in actuarial assumptions from year to year. The increase in pension value from 2010 to 2011 due to assumption changes for Messrs. Richey and Muenster and Ms. Barclay was $42,487, $21,967 and $28,480 respectively. There were no non-qualified deferred compensation earnings.

(6)	Comprised of the amounts provided in the table below:

Name Principal Position	Fiscal Year	Perquisites (a)	Tax Gross-ups (b)	Defined Contribution Savings Plan Company Contributions	Employee Stock Purchase Plan Company Contributions	Total
V.L. Richey, Jr.	2011	$39,322	$10,091	$9,800	$13,416	72,629
Chairman, Chief Executive	2010	37,378	9,660	9,800	23,937	80,775
Officer & President	2009	35,191	8,942	9,800	24,484	78,417
G.E.	2011	$31,016	$8,439	$0	$5,088	44,543
Executive Vice President &	2010	26,495	8,369	0	4,742	39,606
Chief Financial Officer	2009	27,202	21,219	0	4,495	52,916
A.S. Barclay	2011	$35,147	$6,806	$10,847	$6,532	59,332
Senior Vice President,	2010	32,800	6,872	10,268	3,436	53,376
Secretary, and General Counsel	2009	32,785	7,097	9,726	1,605	51,213

(a)	Comprised of car allowance, financial planning, life insurance, and Company cost related to the personal use of clubs.

(b)	Represents tax gross-up for taxable club fees.

(7)	Represents the total amount of compensation required to be reported pursuant to the SEC rules and includes amounts relating to the 2012 stock awards granted on September 29, 2011.

(8)	Represents the total amount of compensation excluding 2012 stock awards granted on September 29, 2011.

GRANTS OF PLAN-BASED AWARDS

Except as explained in footnote (3) below, the following table provides information for fiscal 2011 for the executive officers regarding grants under the Incentive Compensation Plan for Executive Officers, the 2001 Stock Incentive Plan and the 2004 Incentive Compensation Plan.

					All Other Stock Awards: Number of Shares of Stock (#)		All Other Options Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)

		Estimated Future Payouts Under
		Non-Equity Incentive Plan Awards (1)
	Grant	Threshold	Target	Maximum
Named Executive Officer	Date	($)	($)	($)
V.L. Richey, Jr.	10/1/10	100,000	500,000	925,000	—		—	—	—
	10/6/10	—	—	—	38,040	(2)	—	—	1,249,994	(4)
	9/29/11	—	—	—	49,885	(3)			1,314,969	(5)
G.E. Muenster	10/1/10	54,000	270,000	499,500	—		—	—	—
	10/6/10	—	—	—	17,500	(2)	—	—	575,050	(4)
	9/29/11	—	—	—	23,025	(3)			606,939	(5)
A.S. Barclay	10/1/10	25,400	127,000	234,950	—		—	—	—
	10/6/10	—	—	—	9,677	(2)	—	—	317,986	(4)
	9/29/11	—	—	—	11,835	(3)			311,971	(5)

(1)	Represent fiscal 2011 threshold, target and maximum opportunities under the Company’s annual Incentive Compensation Plan for Executive Officers (“ICP”) and the Performance Compensation Plan (“PCP”). See “Compensation Discussion and Analysis”.

(2)	Represent performance-accelerated restricted shares (“PARS”) that will vest if the executive officer continues in the employment of the Company through the employment service period ending on September 30, 2015. However, 50% and 100% of these shares may be earned earlier, between October 1, 2012 and September 30, 2015, if stock price targets of $35.50 and $38.00, respectively, are met, and will vest on March 31 following the end of the fiscal year in which the target is achieved if the executive officer is still in the employ of the Company. However no shares may be distributed earlier than 3.5 years after the award. Achievement of target levels is determined based on the average stock price over a period of thirty consecutive trading days. All awards provide for acceleration of vesting in the event of a change in control of the Company. Dividends will not be paid prior to the vesting and distribution of the shares. See “Compensation Discussion and Analysis”.

(3)	Represent performance-accelerated restricted shares (“PARS”) that will vest if the executive officer continues in the employment of the Company through the employment service period ending on September 30, 2016. However, 50% and 100% of these shares may be earned earlier, between October 1, 2013 and September 30, 2016, if stock price targets of $28.50 and $30.50, respectively, are met, and will vest on March 31 following the end of the fiscal year in which the target is achieved if the executive officer is still in the employ of the Company. However no shares may be distributed earlier than 3.5 years after the award. Achievement of target levels is determined based on the average stock price over a period of thirty consecutive trading days. All awards provide for acceleration of vesting in the event of a change in control of the Company. Dividends will not be paid prior to the vesting and distribution of the shares. See “Compensation Discussion and Analysis”. Due to the timing of the approval, on September 29, 2011, of the fiscal 2012 award by the Human Resources and Compensation Committee, the fiscal 2012 award has been reflected in the table above for fiscal 2011. Please see “Compensation Discussion and Analysis — Fiscal 2012 Award” and “Compensation Discussion and Analysis — Equity Grant Procedures” on page 18 for additional information.

(4)	Computed in accordance with FASB Topic 718 based upon the fair market value for PARS of $32.86 per share at the time of the awards.

(5)	Computed in accordance with FASB Topic 718 based upon the fair market value for PARS of $26.36 per share at the time of the awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information as of the end of fiscal 2011 for the executive officers regarding outstanding awards of unexercised stock options and unvested performance-accelerated restricted stock.

		Option Awards				Stock Awards (1)
		Number of	Number of			Number of
		Securities	Securities			Shares
		Underlying	Underlying			Or Units		Market
		Unexercised	Unexercised	Option		of		Value of Shares
		Options:	Options:	Exercise	Option	Stock That		or Units of
	Grant	Exercisable	Unexercisable	Price	Expiration	Have Not		Stock That Have
Named Executive Officer	Date	(#)	(#)	($)	Date	Vested (#)		Not Vested ($)(8)
V.L. Richey, Jr.	08/05/02	53,112	—	$14.52	08/05/2012	—		—
	10/05/06	18,200	—	$45.81	10/05/2011	—		—
	11/09/07	—	—	—	—	27,450	(2)	699,975
	10/08/08	—	—	—	—	29,968	(3)	764,184
	10/08/09	—	—	—	—	28,040	(4)	715,020
	10/06/10	—	—	—	—	38,040	(5)	970,020
	09/29/11	—	—	—	—	49,885	(6)	1,272,068
G.E. Muenster	08/05/02	9,946	—	$14.52	08/05/2012	—
	10/05/06	5,050	—	$45.81	10/05/2011	—
	11/09/07	—	—	—	—	8,075	(2)	205,913
	02/06/08	—	—	—	—	5,350	(7)	136,425
	10/08/08	—	—	—	—	13,850	(3)	353,175
	10/08/09	—	—	—	—	11,530	(4)	294,015
	10/06/10	—	—	—	—	17,500	(5)	446,250
	09/29/11	—	—	—	—	23,025	(6)	587,138
A.S. Barclay	08/05/02	6,578	—	$14.52	08/05/2012	—
	10/05/06	3,450	—	$45.81	10/05/2011	—
	11/09/07	—	—	—	—	5,385	(2)	137,318
	10/08/08	—	—	—	—	5,780	(3)	147,390
	10/08/09	—	—	—	—	5,031	(4)	128,291
	10/06/10	—	—	—	—	9,677	(5)	246,764
	09/29/11	—	—	—	—	11,835	(6)	301,793

(1)	Achievement of target levels is determined based on the average stock price over a period of thirty consecutive trading days. All awards provide for acceleration of vesting in the event of a change in control of the Company. Dividends will not be paid prior to the vesting and distribution of the shares.

(2)	Shares of performance-accelerated restricted stock granted 11/09/07 will vest if the executive officer continues in the employment of the Company through September 30, 2012. Earlier vesting of 50% and 100% of the stock awards may be achieved if stock price targets of $45 and $48, respectively, are achieved between October 1, 2009 and September 30, 2012. These shares will vest and be distributed on March 31 of the year following the end of the fiscal year in which the target is achieved.

(3)	Shares of performance-accelerated restricted stock granted 10/08/08 will vest if the executive officer continues in the employment of the Company through September 30, 2013. Earlier vesting of 50% and 100% of the stock awards may be achieved if stock price targets of $48.40 and $51.75, respectively, are achieved between October 1, 2010 and September 30, 2013. These shares will vest and be distributed on March 31 of the year following the end of the fiscal year in which the target is achieved.

(4)	Shares of performance-accelerated restricted stock granted 10/08/09 will vest if the executive officer continues in the employment of the Company through September 30, 2014. Earlier vesting of 50% and 100% of the stock awards may be achieved if stock price targets of $42 and $45, respectively, are achieved between October 1, 2011 and September 30, 2014. These shares will vest and be distributed on March 31 of the year following the end of the fiscal year in which the target is achieved.

(5)	Shares of performance-accelerated restricted stock granted 10/06/10 will vest if the executive officer continues in the employment of the Company through September 30, 2015. Earlier vesting of 50% and 100% of the stock awards may be achieved if stock price targets of $35.50 and $38.00, respectively, are achieved between October 1, 2012 and September 30, 2015. These shares will vest and be distributed on March 31 of the year following the end of the fiscal year in which the target is achieved.

(6)	Shares of performance-accelerated restricted stock granted 9/29/11 will vest if the executive officer continues in the employment of the Company through September 30, 2016. Earlier vesting of 50% and 100% of the stock awards may be achieved if stock price targets of $28.50 and $30.50, respectively, are achieved between October 1, 2013 and September 30, 2016. These shares will vest and be distributed on March 31 of the year following the end of the fiscal year in which the target is achieved.

(7)	Shares of performance-accelerated restricted stock granted 02/06/08 will vest if the executive officer continues in the employment of the Company through September 30, 2012. Earlier vesting of 50% and 100% of the stock awards may be achieved if stock price targets of $45 and $48, respectively, are achieved between October 1, 2009 and September 30, 2012. These shares will vest and be distributed on March 31 of the year following the end of the fiscal year in which the target is achieved.

(8)	Based on the closing market price of the Company’s common stock of $25.50 on September 30, 2011.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information for the executive officers regarding, in the aggregate, stock options exercised and performance-accelerated restricted stock vesting during fiscal 2011.

	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares	Realized	Shares	Realized
	Acquired on	Upon	Acquired on	on
	Exercise	Exercise	Vesting	Vesting
Named Executive Officer	(#)	($)(1)	(#)	($)(2)
V.L. Richey, Jr.	34,888	$947,376	18,200	$464,100
G.E. Muenster	9,576	174,570	5,050	128,775
A.S. Barclay	22,422	456,502	3,450	87,975

(1)	Represents the difference between the exercise price and the fair market value of Company common stock on the date of exercise.

(2)	Represents fair value on vesting date of September 30, 2011 for performance-accelerated restricted stock.

PENSION BENEFITS

At the time of the 1990 spin-off of the Company by Emerson Electric Co. (“Emerson”), the Company established a Retirement Plan (the “Retirement Plan”) in which the Company’s executive officers as well as other covered employees participate. Prior to the 1990 spin-off, the executive officers (other than Mr. Muenster, who was not then an employee) participated in one of the pension plans of Emerson or its subsidiaries. The Retirement Plan is substantially identical to the Emerson Retirement Plan at the time of the 1990 spin-off (the “Emerson Retirement Plan”). Under the Retirement Plan, a participant will be credited with his service under the Emerson Retirement Plan, but his benefit accrued under the Retirement Plan will be offset by his benefit accrued under the Emerson Retirement Plan as of September 30, 1990. Benefits under the Retirement Plan may be reduced under certain maximum provisions of the Internal Revenue Code. In 1993, the Company adopted a Supplemental Executive Retirement Plan (the “SERP”) which provides that where any such reductions occur, the Company will pay a retirement supplement to certain executives including the executive officers (other than Mr. Muenster). The SERP was designed to maintain total retirement benefits at the formula level of the Retirement Plan. Effective December 31, 2003, both the Retirement Plan and the SERP were frozen with no increase in benefits accruing to participants.

These plans provide for fixed retirement benefits based on the participant’s credited years of service, five-year average compensation (the highest average annual cash compensation during any five consecutive years through 2003), and applicable Social Security covered compensation calculated as of December 31, 2003, the effective date of the freezing of the plans. Under the current law, the benefits amounts will not be subject to any reduction for Social Security or other offset amounts.

Effective January 1, 2004, the Company modified its existing Employee Savings Investment Plan (an employee benefit plan under section 401(k) of the Internal Revenue Code which is available to substantially all United States employees including the executive officers), through the addition of a Company cash match at a rate of 100% of employee contributions up to 3% of the employee’s eligible compensation, and 50% of employee contributions which are in excess of such 3%, up to 5% of the employee’s eligible compensation, subject to Internal Revenue Code limits. The amounts contributed in fiscal years 2009, 2010 and 2011 by the Company to the executive officers are listed in footnote (6) of the Summary Compensation Table under the heading “Defined Contribution Savings Plan Company Contributions.”

The amounts reported in the table below represent the present value of the accumulated benefit at September 30, 2011 for the executive officers under each plan based upon the assumptions described in footnote (1).

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
V.L. Richey, Jr.	Retirement Plan	18	$327,295	$0
	SERP	18	134,854	0
G.E. Muenster	Retirement Plan	13	215,377	0
	SERP	—	0	0
A.S. Barclay	Retirement Plan	16	270,455	0
	SERP	16	15,099	0

(1)	The accumulated benefit was frozen as of December 31, 2003. The present value has been calculated assuming that the executive officers will remain in service until age 65, the age at which retirement may occur without any reduction in benefits, and that the benefit is payable on the basis of a single life annuity with 60 months certain payment option. Except for the assumption that the executives remain in service and retire at age 65, the present value is based on the assumptions as described in Note 12 to the financial statements in the Company’s Annual Report for the fiscal year ended September 30, 2011. Specifically, the interest assumption is 4.5% and the post-retirement mortality assumption is based on the 2011 IRS Static Post Retirement mortality table reflecting projections to 2018 using Scale AA.

EMPLOYMENT AGREEMENTS

The Company entered into employment agreements effective on or about November 1, 1999 with Messrs. Richey and Muenster and Ms. Barclay. These employment agreements were amended to extend until November 2, 2004, and were further amended on May 5, 2004 to provide for automatic renewal after November 2, 2004 for subsequent one year periods unless a six month notice of non-renewal is given by the Company or the executive. In addition, the employment agreements were again amended effective December 31, 2007 to change (i) the compensation and benefits the executive would receive in the event of a termination by the Company other than for cause, as described below, and (ii) the definition of “Good Reason” in the context of the compensation and benefits the executive would receive if the executive terminated his or her employment for Good Reason, as described below.

The employment agreements provide for a base salary of not less than the executives’ fiscal year 1999 base salaries, as increased in accordance with the Company’s compensation policy, and an annual bonus in accordance with the Performance Compensation Plan and the Incentive Compensation Plan. These executives are also entitled to participate in any stock options, restricted stock or performance shares awards and other compensation as the Company’s Human Resources and Compensation Committee shall determine. They are also entitled to participate in all employee benefit programs of the Company applicable to senior executives, and the Company will continue to provide certain perquisites, including financial planning, an automobile allowance and club membership.

The Company has the right to terminate the employment of the executive officers at any time upon thirty days notice for cause or without cause, and these executives have the right to resign at any time upon thirty days notice. Cause is defined in the agreements as an executive’s willful failure to perform his or her duties, disability or incapacity extending for nine consecutive months, willful misconduct, conviction of a felony, breach of any material provision of the employment agreement, or a determination by the Board that the executive committed fraud, embezzlement, theft or misappropriation against the Company. If an executive’s employment is terminated by the Company other than for cause, or if an executive terminates his employment following certain actions by the Company (i.e. for “Good Reason”), such as materially failing to comply with the agreement, materially reducing the executive’s responsibilities or requiring the executive to relocate, the executive will be entitled to receive certain compensation and benefits. In the case of such a termination, the executive officers will receive for two years: (i) at their election, their base salary and bonus (calculated to be no less than the annual percentage of base salary under the bonus plans for the last fiscal year prior to termination) in either a lump sum on the regularly scheduled payroll date coinciding with or immediately preceding March 15 of the calendar year following the calendar year of termination, or in equal biweekly installments up until the regularly scheduled payroll date coinciding with or immediately preceding March 15 of the year following termination, at which time any balance will be paid in a lump sum, (ii) immediate vesting of outstanding stock options and immediate vesting and payout of earned performance-accelerated restricted shares, and (iii) continuation of certain employee benefits and perquisites. If an executive’s employment is terminated in connection with a Change in Control (as defined), the executive will not receive the foregoing benefits, and will receive instead the benefits payable under the Company’s Severance Plan.

The employment agreements prohibit the executives from disclosing confidential information or trade secrets concerning the Company, and for a period of two years from soliciting employees of the Company and from soliciting customers or distributors of the Company.

SEVERANCE PLAN

The Company has established a Severance Plan (the “Plan”) covering the executive officers. Under the Plan, following an occurrence of a Change in Control, each of the executive officers will be entitled to be employed by the Company for a three year employment period during which he or she will: (i) be paid a minimum base salary equal to his or her base salary prior to the Change in Control, and a minimum annual bonus based on the average of his or her bonuses during the last five preceding fiscal years, disregarding the highest and lowest such years, and (ii) continue to receive the employee benefits to which he or she was entitled prior to the Change in Control. During this employment period, if the executive officer’s employment is terminated by the Company other than for cause, death or disability, or the executive officer terminates his or her employment for Good Reason following certain actions by the Company, such as materially failing to comply with the provisions of the Plan, a material diminution in his or her authority, duties or responsibilities or base salary, or requiring him or her to relocate, he or she will be entitled to receive, among other things, a cash lump sum equal to the aggregate of: (i) any unpaid current base salary; (ii) any unpaid deferred compensation; (iii) a bonus calculated by multiplying the average of the past five years bonus percentages (ratio of annual bonus to annual base salary), disregarding the highest and lowest percentages, times the base salary earned from the start of the fiscal year in which the termination occurred to the date of the termination; and (iv) an amount calculated by multiplying two times the sum of (x) the current annual base salary and (y) such annual base salary multiplied by the average of the past five years’ bonus percentages (ratio of annual bonus to annual base salary), disregarding the highest and lowest percentages. In addition, he or she will receive the continuation of his or her employee benefits for two years.

A Change in Control is defined to include (1) an acquisition of beneficial ownership of at least 20% of the common stock or voting power of the Company, (2) a change in the majority of Board members except as a result of the election of directors approved by the Board of Directors, or (3) a merger, reorganization or similar type of transaction after which there is a greater than a 50% change in beneficial ownership of the common stock of the Company. The Company may amend the Plan, but no amendment adverse to the rights of the executive officers will be effective unless notice thereof has been given by the Company to the affected executive officer(s) at least one year prior to the occurrence of a Change in Control.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The information and tables below reflect the compensation and benefits to be provided to the executive officers of the Company in the event of a termination of employment at, following, or in connection with a change in control or other termination of employment. The tables reflect the additional compensation and benefits to be provided to the executive officer because of such termination of employment. The amounts shown assume that such termination was effective as of the close of business on September 30, 2011, the end of the Company’s last fiscal year. The actual amounts to be paid would be determinable only at the time of the actual termination of employment.

PAYMENTS/BENEFITS FOLLOWING A CHANGE IN CONTROL

Under the Severance Plan described above, assuming that subsequent to a Change in Control, the termination of the employment of the executive officer by the Company other than for cause, death or disability or by the executive officer for Good Reason occurred on September 30, 2011, the executive officer would be entitled to a lump sum payment as defined in the description of the Severance Plan above. The executive officer also would be entitled to the continuation for two years of all medical, disability, dental, life insurance, club membership, financial planning and automobile benefits as favorable as those to which he or she was entitled on the date of termination, or reimbursement for the cost thereof. In addition, the executive officer’s stock options would vest and become exercisable and his or her earned and unearned shares of performance-accelerated restricted stock would vest and be distributed, as provided in the award agreements.

PAYMENTS/BENEFITS UPON DEATH OR DISABILITY

The Company has employment agreements with each of the executive officers which are described above. Assuming the executive officer’s employment was terminated because of death or disability, under the employment agreement he or she (or his or her beneficiaries) would receive benefits under the Company’s disability plan or the Company’s life insurance plans, as applicable. In addition, the executive officer’s vested stock options would remain exercisable for three months in the case of death and for one year in the case of disability.

PAYMENTS/BENEFITS UPON TERMINATION BY THE EMPLOYEE WITH GOOD REASON OR BY THE COMPANY WITHOUT CAUSE

Assuming the executive officer terminated his or her employment for Good Reason following certain actions by the Company or the Company terminated his or her employment for reasons other than cause, death or disability, prior to a Change in Control, under the employment agreement the Company would continue to pay his or her base salary and bonus for two years following termination; however, each executive officer could elect to receive these payments in lump sums on or about March 15 of the calendar year following the calendar year in which the termination occurs. Further, certain benefits would continue after such termination. In addition, the executive officer’s outstanding stock options would vest and become exercisable and his or her earned but unvested shares of performance-accelerated restricted stock would vest and be distributed. These payments and benefits would be conditioned upon the executive officer not soliciting employees, customers or distributors of the Company for a period of two years after termination. In addition, the executive officer would be required to execute the Company’s standard severance agreement and release.

PAYMENTS UPON TERMINATION BY THE EMPLOYEE WITHOUT GOOD REASON

Assuming the executive officer terminated his or her employment without Good Reason, he or she would not be entitled to payment of continued compensation or benefits. The Human Resources and Compensation Committee of the Board of Directors could agree, in its discretion, to permit the executive officer to exercise his or her vested stock options for three months after such termination.

PAYMENTS UPON TERMINATION BY THE COMPANY WITH CAUSE

Assuming the executive officer’s employment was terminated by the Company with cause, under the employment agreement the executive officer would not be entitled to payment of continued compensation or benefits. The Human Resources and Compensation Committee of the Board of Directors could agree, in its discretion, to permit the executive officer to exercise his or her vested stock options for three months after such termination.

Incremental Compensation in the Event of Termination as a Result of the Following Events:

Victor L. Richey, Jr.

Pay Element	Change in Control(1)		Death	Disability	Termination by Employee w/ Good Reason or by Employer Without Cause		Termination by Employee without Good Reason	Termination by Employer with Cause
Cash Compensation
Base Salary	$0		$0	$0	$1,424,000	(2)	$0	$0
Bonus	$513,352	(3)	$0	$0	$954,000	(4)	$0	$0
Severance Payment	$2,450,704	(5)	$0	$0	$0		$0	$0

Total Cash Compensation	$2,964,056		$0	$0	$2,378,000		$0	$0
Stock and Option Award Opportunities
Stock Options (6)	$0		$0	$0	$0		$0	$0
Perf Accelerated Restricted Stock (7)
- Earned	$500,563		$0	$0	$500,563		$0	$0
- Unearned (accelerated)	$3,447,665		$0	$0	$0		$0	$0

Total Awards	$3,948,228		$0	$0	$500,563		$0	$0
Total Direct Compensation	$6,912,284		$0	$0	$2,878,563		$0	$0
Benefits (8)
Broad-Based Benefits	$28,639		$0	$0	$1,857		$0	$0
Retirement Benefits	$0		$0	$0	$0		$0	$0
Other Executive Benefits/Perquisites	$92,520		$0	$0	$98,583		$0	$0

Total Benefits	$121,159		$0	$0	$100,440		$0	$0
Total Incremental Pay	$7,033,443		$0	$0	$2,979,003		$0	$0

G. E. Muenster

Pay Element	Change of Control(1)		Death	Disability	Termination by Employee w/ Good Reason or by Employer without Cause		Termination by Employee without Good Reason	Termination by Employer with Cause
Cash Compensation
Base Salary	$0		$0	$0	$1,000,000	(2)	$0	$0
Bonus	$351,500	(3)	$0	$0	$540,000	(4)	$0	$0
Severance Payment	$1,703,000	(5)	$0	$0	$0		$0	$0

Total Cash Compensation	$2,054,500		$0	$0	$1,540,000		$0	$0
Stock and Option Award Opportunities
Stock Options (6)	$0		$0	$0	$0		$0	$0
Perf Accelerated Restricted Stock (7)
- Earned	$128,775		$0	$0	$128,775		$0	$0
- Unearned (accelerated)	$2,022,915		$0	$0	$0		$0	$0

Total Awards	$2,151,690		$0	$0	$128,775		$0	$0
Total Direct Compensation	$4,206,190		$0	$0	$1,668,775		$0	$0
Benefits (8)
Broad-Based Benefits	$22,619		$0	$0	$1,971		$0	$0
Retirement Benefits	$0		$0	$0	$0		$0	$0
Other Executive Benefits/Perquisites	$76,878		$0	$0	$85,513		$0	$0

Total Benefits	$99,497		$0	$0	$87,484		$0	$0
Total Incremental Pay	$4,305,687		$0	$0	$1,756,259		$0	$0

Alyson S. Barclay

Pay Element	Change of Control(1)		Death	Disability	Termination by Employee w/ Good Reason or by Employer without Cause		Termination by Employee without Good Reason	Termination by Employer with Cause
Cash Compensation
Base Salary	$0		$0	$0	$594,000	(2)	$0	$0
Bonus	$174,042	(3)	$0	$0	$254,000	(4)	$0	$0
Severance Payment	$942,084	(5)	$0	$0	$0		$0	$0

Total Cash Compensation	$1,116,126		$0	$0	$848,000		$0	$0
Stock and Option Award Opportunities
Stock Options (6)	$0		$0	$0	$0		$0	$0
Perf Accelerated Restricted Stock (7)
- Earned	$87,975		$0	$0	$87,975		$0	$0
- Unearned (accelerated)	$961,554		$0	$0	$0		$0	$0

Total Awards	$1,049,529		$0	$0	$87,975		$0	$0
Total Direct Compensation	$2,165,655		$0	$0	$935,975		$0	$0
Benefits (8)
Broad-Based Benefits	$46,386		$0	$0	$5,549		$0	$0
Retirement Benefits	$0		$0	$0	$0		$0	$0
Other Executive Benefits/Perquisites	$73,612		$0	$0	$82,646		$0	$0

Total Benefits	$119,998		$0	$0	$88,195		$0	$0
Total Incremental Pay	$2,285,653		$0	$0	$1,024,170		$0	$0

FOOTNOTES TO ABOVE THREE TABLES

(1)	Upon a Change in Control, the executive officer would be subject to a reduction in compensation if the reduction would create a more favorable net-after-tax benefit under the Internal Revenue Code section 4999 “golden parachute” excise tax. Based on the calculations under section 4999 as applied to the amounts shown in the table, the executive officer would not be subject to this excise tax and no reduction in benefits would be necessary. For purposes of these calculations, it was assumed that all vested stock options would be cashed out by the acquiring entity.

(2)	As calculated under the terms of the executive officer’s employment agreement. The amount shown represents the annual base salary in effect at September 30, 2011 multiplied by two.

(3)	As calculated under the terms of the Severance Plan (page 28, clause (iii) thereof). The amount shown is in lieu of any annual bonus for fiscal 2011 which would have otherwise been paid except for the termination.

(4)	As calculated under the terms of the executive officer’s employment agreement. The amount shown represents the annual cash bonus target percentage of total cash compensation for fiscal 2011 multiplied by two.

(5)	As calculated under the terms of the Severance Plan (page 28, clause (iv) thereof).

(6)	No unvested stock options would become vested.

(7)	Represents earned and unearned shares that would be accelerated and distributed, based on the closing market price of $25.50 of the Company’s common stock on September 30, 2011.

(8)	The amounts shown represent the projected benefit cost to continue benefits in accordance with the executive officer’s employment agreement and the provisions of the Severance Plan. Included in the Total Benefits are auto, club, financial planning, broad-based benefits (health insurance, life and disability premiums) and club tax gross-up. In addition, an estimated outplacement fee of $15,000 is included.

Security Ownership of Directors and Executive Officers

The following table sets forth certain information with respect to the number of Common Shares beneficially owned by the directors and executive officers of the Company as of December 2, 2011. Except as otherwise noted, each person has sole voting and investment power as to his or her shares.

Name of Beneficial Owner	Number of Common Shares Beneficially Owned (1)		Percent of Outstanding Common Shares
A.S. Barclay	90,771		(2)
J.M. McConnell	19,940		(2)
G.E. Muenster	106,950		(2)
V.L. Richey, Jr.	245,400		(2)
L.W. Solley	20,550		(2)
J.M. Stolze	35,800	(3)	(2)
D.C. Trauscht	26,800		(2)
J.D. Woods	23,925		(2)
All directors and executive officers as a group (8 persons)	570,136		2.1%

(1)	Includes the following Common Shares covered by employee stock options which the individual has the right to acquire within 60 days after December 2, 2011: Ms. Barclay 6,578, Mr. Muenster 9,946, Mr. Richey 53,112, and all directors and executive officers as a group 69,636.

(2)	The percentage of total outstanding Common Shares beneficially owned by this individual does not exceed 1%.

(3)	Includes 17,400 stock equivalents credited to Mr. Stolze’s deferred compensation account under the Compensation Plan for Non-Employee Directors.

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information with respect to each person known by the Company as of the date set forth in the footnotes below to beneficially own more than five percent of the outstanding Common Shares:

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned		Percent of Outstanding Common Shares
Columbia Wanger Asset Management, L.P.	3,775,300	(1)	14.2%
227 West Monroe, Suite 3000
Chicago, IL 60606
BlackRock, Inc.	3,358,043	(2)	12.6%
40 East 52nd
New York, NY 10022
Waddell & Reed Financial, Inc., et al	3,090,864	(3)	11.6%
6300 Lamar Ave.
Overland Park, KS 66202
Wellington Management Company, LLP	1,443,419	(4)	5.4%
280 Congress St., 31st Floor
Boston, MA 02210
The Vanguard Group, Inc.	1,388,758	(5)	5.2%
400 Devon Park Dr.
Wayne, PA 19087

(1)	Based on information as of October 14, 2011 provided by Columbia Wanger Asset Management, L.P. (“CWAM”), the investment advisor to the following registered owners: Columbia Acorn Fund, 2,200,000 shares; Columbia Acorn USA, 835,000 shares (Columbia Acorn Trust owns 3,035,000 shares); Wanger USA, 297,300 shares; Wanger US Smaller Companies, a portfolio of Wanger Investment Company PLC, 31,800 shares; Fairfax County Employees’ Retirement, 26,000 shares; Fleet Bank Pension, 23,000 shares; V.P.-Columbia Wanger US Equities, 178,000 shares; Oregon State Treasury, 120,000 shares; Optimum Small-Mid Cap Growth, 64,200 shares. CWAM and its general partner, WAM Acquisition G.P., hold shared voting power and dispositive power with the registered owners as to the 3,775,300 shares.

(2)	Based on information as of December 31, 2010 contained in Schedule 13G filed with the SEC by BlackRock Inc., which holds sole voting and dispositive powers for the 3,358,043 shares.

(3)	Based on information as of October 14, 2011 provided by Waddell & Reed Financial, Inc., which holds sole voting and dispositive powers for the 3,090,864 shares.

(4)	Based on information as of September 30, 2011 provided by Wellington Management Company LLP, the investment advisor to numerous registered owners, which holds shared voting power for 1,076,287 shares and shared dispositive power for 1,443,419 shares.

(5)	Based on information as of October 14, 2011 provided by the Vanguard Group, Inc., which holds zero voting and dispositive power for the 1,388,758 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own beneficially more than ten percent of any class of equity security of the Company to file with the SEC initial reports of such ownership and reports of changes in such ownership. Officers, directors and such beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 2011, all Section 16(a) reports applicable to its officers, directors and greater than ten percent beneficial owners were timely filed.

II.    PROPOSAL TO RATIFY COMPANY’S APPOINTMENT OF KPMG LLP

AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2012

The Board of Directors unanimously recommends a vote FOR the appointment of KPMG LLP as independent registered public accounting firm for the fiscal year ending September 30, 2012.

The Audit and Finance Committee has appointed KPMG LLP, an independent registered public accounting firm, as independent public accountants of the Company for the fiscal year ending September 30, 2012.

KPMG LLP or its predecessor firms have served as the independent public accountants of the Company since its incorporation in 1990. A representative of KPMG LLP is expected to be present at the 2012 Annual Meeting with the opportunity to make a statement and respond to appropriate questions from Stockholders.

Although this appointment is not required to be submitted to a vote of Stockholders, the Board of Directors believes it is appropriate to request that the Stockholders ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending September 30, 2012. If the Stockholders do not ratify this appointment, the Audit and Finance Committee will investigate the reasons for Stockholder rejection and will reconsider the appointment.

III.    INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

SERVICES AND FEES

The Audit and Finance Committee (the “Committee”) has adopted pre-approval policies and procedures requiring that the Committee pre-approve all audit and non-audit services to be provided by the Company’s independent registered public accounting firm. In accordance with this policy, the Committee has pre-approved and has set specific quarterly limitations on fees for the following categories of services: general accounting and SEC consultation, compliance with pertinent legislation, general taxation matters and tax returns. Services which have not received specific pre-approval by the Committee must receive such approval prior to the rendering of the services.

The following fees were paid to KPMG LLP for services rendered for each of the last two fiscal years:

	2011	2010
Audit Fees	$1,029,000	$995,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total KPMG LLP Fees Paid	$1,029,000	$995,000

Audit Fees primarily represent amounts paid for the audit of the Company’s annual financial statements, reviews of SEC Forms 10-Q and 10-K, or services that are normally provided in connection with statutory and regulatory filings or engagements for those fiscal years, including expressing an opinion on the Company’s internal control over financial reporting.

Audit-Related Fees represent amounts paid for services for acquisition due diligence and other assurance and related services that are reasonably related to the performance of the audit or review of financial statements, but which are not included under Audit Fees above.

Tax Fees represent amounts paid for tax compliance, tax advice and tax planning services.

IV.     ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board of Directors unanimously recommends a vote FOR the approval of the executive compensation as disclosed in this proxy statement.

At the 2011 Annual Meeting of Stockholders, a substantial majority of the votes were cast in support of the Company’s executive compensation program. Pursuant to Section 14A of the Securities Exchange Act of 1934, the Board of Directors is again submitting an advisory (non-binding) Stockholder vote to approve the compensation of the executive officers as described in this proxy statement (commonly referred to as “Say-on-Pay”).

As described in detail under the heading “Executive Compensation — Compensation Discussion and Analysis”, the Company’s executive compensation programs are designed to attract, motivate, and retain the named executive officers, who are critical to the Company’s success. Please read the “Compensation Discussion and Analysis” beginning on page 13 for additional details about the executive compensation programs, including information about the fiscal year 2011 compensation of the named executive officers.

The Human Resources and Compensation Committee reviews these compensation programs to ensure they achieve the desired goals of aligning the Company’s executive compensation structure with Stockholders’ interests and current market practices. Given the Company’s recent performance, including the strong fiscal year 2011 financial performance, the Committee did not make any substantial changes to the program for fiscal 2012.

The Committee believes that the program constitutes a balanced, competitive approach to compensation that supports its compensation objectives through performance based compensation that aligns the interests of executives with Stockholders. Below are some key features of the compensation program:

•

A significant part of the Company’s executive compensation is at-risk and performance-based, including annual cash incentives, which closely link pay to financial results and provide for variability through lower compensation in times of poor performance and higher compensation in times of strong performance. In fiscal 2011, the main performance measures for cash incentives were earnings per share and cash flow.

•

The Company provides a significant part of executive compensation as long-term equity incentives in the form of performance-accelerated restricted shares, which are based on the Company’s stock performance and cannot be distributed earlier than 3.5 years after the award.

•	In 2010, the Committee adopted a clawback policy for equity and incentive compensation and previously included recoupment, non-compete and clawback provisions in certain awards.

•	The Company has significant executive stock ownership guidelines.

•	The Company’s change of control severance plan utilizes a “double trigger”, and its employment agreements provide for the protection of confidential information and post-termination consulting.

The Company is asking Stockholders to indicate their support for the named executive officer compensation as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers as described in this proxy statement.

The Board of Directors strongly endorses the Company’s executive compensation program and recommends that Stockholders vote in favor of the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in the Company’s Proxy Statement for the Annual Meeting of Stockholders to be held in 2012 pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and narrative disclosure.”

This Say-on-Pay vote is advisory, and therefore is not binding on the Company, the Committee or the Board of Directors. The Board of Directors and the Committee value the opinions of the Stockholders, and, to the extent there is any significant vote against the named executive officer compensation, the Company will consider the Stockholders’ concerns, and the Committee will evaluate whether any actions are necessary to address those concerns.

V.    VOTING

The affirmative vote of the holders of a majority of the Common Shares entitled to vote which are present in person or represented by proxy at the 2012 Annual Meeting is required to elect directors, to ratify the Company’s appointment of the independent registered public accounting firm for fiscal 2012, to approve the Company’s executive compensation, and to act on any other matters properly brought before the meeting. Common Shares represented by proxies which are marked “withhold authority” with respect to the election of any one or more nominees for election as directors, proxies which are marked “Abstain” on the proposal to ratify the appointment of the independent registered public accounting firm or on the proposal to approve the Company’s executive compensation, and proxies which are marked to deny discretionary authority on other matters will be counted for the purpose of determining the number of shares represented by proxy at the meeting. Such proxies will thus have the same effect as if the Common Shares represented thereby were voted against nominee or nominees, against such proposal to ratify the appointment of the independent registered public accounting firm, against the proposal to approve the Company’s executive compensation and against such other matters, respectively. Common Shares not voted on one or more but less than all such matters on proxies returned by brokers will be treated as not represented at the meeting as to such matter or matters.

The Company knows of no other matters to come before the meeting. If any other matters properly come before the meeting, the proxies solicited hereby will be voted on such matters in accordance with the judgment of the persons voting such proxies.

VI.    STOCKHOLDER PROPOSALS

Proposals of Stockholders intended to be presented at the 2013 Annual Meeting must be received by the Company by August 23, 2012 for inclusion in the Company’s proxy statement and form of proxy relating to that meeting. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and form of proxy in accordance with regulations governing the solicitation of proxies.

In order for a Stockholder to nominate a candidate for director, under the Company’s Articles of Incorporation, timely notice of the nomination must be given to the Company in advance of the meeting. Ordinarily, such notice must be given not less than 60 nor more than 90 days before the meeting (but if the Company gives less than 50 days notice or prior public disclosure of the date of the meeting, then the Stockholder must give such notice within ten days after notice of the meeting is mailed or other public disclosure of the meeting is made, whichever occurs first). The Stockholder filing the notice of nomination must describe various matters regarding the nominee, including such information as name, address, occupation and shares held.

In order for a Stockholder to bring other business before a Stockholder meeting, timely notice must be given to the Company within the time limits described in the paragraph immediately above. Such notice must include a description of the proposed business, the reasons therefor and other specified matters. The Board may reject any such proposals that are not made in accordance with these procedures or that are not a proper subject for Stockholder action in accordance with the provisions of applicable law. These requirements are separate from and in addition to the requirements a Stockholder must meet to have a proposal included in the Company’s proxy statement. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

In each case, the notice must be given to the Secretary of the Company, whose address is 9900A Clayton Road, St. Louis, MO 63124-1186. Any Stockholder desiring a copy of the Company’s Articles of Incorporation or Bylaws will be furnished one without charge upon written request to the Secretary.

z		REVOCABLE PROXY ESCO TECHNOLOGIES INC.	{
☒	PLEASE MARK VOTES AS IN THIS EXAMPLE

The undersigned, as holder of record of the common stock of ESCO TECHNOLOGIES INC. (the “Company”), does hereby appoint G. E. Muenster and A. S. Barclay, or either of them, the true and lawful attorneys in fact, agents and proxies of the undersigned to represent the undersigned at the Annual Meeting of Stockholders of the Company, to be held on February 2, 2012, commencing at 9:30 A.M., central time, at the headquarters of ETS-Lindgren L.P., 1301 Arrow Point Drive, Cedar Park, Texas 78613-6936, a subsidiary of the company, and at any and all adjournments of such meeting, and to vote all the shares of common stock of the Company standing on the register of the Company’s stock transfer agent in the name of the undersigned as follows, and in their discretion on such other business as may properly come before the meeting:

Please be sure to date and sign this proxy card in the box below.	Date

Sign above

	For	With- hold	For All Except
1. Election of Directors of all nominees listed (except as marked to the contrary below):	☐	☐	☐

J. M. MCCONNELL D. C. TRAUSCHT

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

	For	Against	Abstain
2. Ratification of Company’s Appointment of KPMG LLP as Independent Registered Public Accounting Firm for Fiscal Year Ending September 30, 2012.	☐	☐	☐
	For	Against	Abstain
3. An advisory vote to approve the executive compensation disclosed in the accompanying proxy statement.	☐	☐	☐

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSALS 1, 2, AND 3.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

The undersigned hereby acknowledges access to the Notice of the Annual Meeting and accompanying Proxy Statement dated December 21, 2011, and 2011 Annual Report to Stockholders.

The proxies will vote your common stock in the manner directed herein by the undersigned Stockholder.

If no direction is made, this proxy will be voted FOR Proposals 1,2 and 3.

Please sign exactly as your name appears on this form. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If signing on behalf of a corporation, please sign in full corporate name by President or other authorized officer. If signing on behalf of a partnership, please sign in partnership name by authorized person.

x	y

¿  Detach above card, sign, date and mail in postage paid envelope provided.  ¿

ESCO TECHNOLOGIES INC.

PLEASE ACT PROMPTLY
PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

December 21, 2011

Dear Stockholder:

The Annual Meeting of Stockholders of ESCO Technologies Inc. will be held at the headquarters of ETS-Lindgren L.P., 1301 Arrow Point Drive, Cedar Park, Texas 78613-6936, a subsidiary of the company, at 9:30 A.M., central time, on Thursday, February 2, 2012.

It is important that your shares are represented at this meeting. Whether or not you plan to attend the meeting, please review the enclosed proxy materials, complete the attached proxy form above, and return it promptly in the envelope provided.

Thank you.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.